As filed with the Securities and Exchange Commission on December 22, 2009
Registration Statement No. [•]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

The GEO Group, Inc.
(Exact name of registrant as specified in its charter)

Florida	1520	65-0043078
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employee Identification Number)

*and the Subsidiary Guarantors listed on Schedule A hereto
(Exact name of registrants as specified in their charters)

One Park Place, Suite 700 621 Northwest 53rd Street Boca Raton, Florida 33487-8242	John J. Bulfin, Esq. 621 Northwest 53rd Street Boca Raton, Florida 33487-8242 (561) 893-0101
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jose Gordo, Esq.
Akerman Senterfitt
One S.E. Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600
Facsimile: (305) 374-5095

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Security Being Registered	Registered	Offering Price Per Security	Aggregate Offering Price	Registration Fee
7 3/4% Senior Notes due 2017	$250,000,000	100%	$250,000,000(1)	$17,825
Guarantees of 7 3/4% Senior Notes due 2017	—	—	—	None (2)

(1)	Represents the maximum principal amount at maturity of the 7 3/4% Senior Notes due 2017 that may be issued pursuant to the exchange offer described in this registration statement. The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, no registration fee is required for the Guaranties.

Each Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until each Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

Schedule A — Table of Subsidiary Guarantors

State or Other
	Jurisdiction of	I.R.S. Employer
	Incorporation or	Identification
Exact Name of Subsidiary Guarantor	Formation	Number

Correctional Properties Prison Finance LLC	Delaware	*
Correctional Services Corporation	Delaware	11-3182580
CPT Limited Partner, LLC	Delaware	*
CPT Operating Partnership LP	Delaware	*
GEO Acquisition II, Inc.	Delaware	01-0882442
GEO Care, Inc.	Florida	65-0749307
GEO Holdings I, Inc.	Delaware	56-2635779
Public Properties Development & Leasing LLC	Delaware	*
GEO RE Holdings LLC	Delaware	*
GEO Transport, Inc.	Florida	56-2677868
Just Care, Inc.	Delaware	63-1166611

*	Not applicable as these entities are disregarded for Federal Income Tax Purposes

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION DATED DECEMBER 22, 2009

Prospectus

$250,000,000

Offer to Exchange
Up to $250,000,000 aggregate principal amount
of our 7 3/4% Senior Notes Due 2017
(which we refer to as the new notes)
and the guaranties thereof which have been registered
under the Securities Act of 1933, as amended,
for a like amount of our outstanding
7 3/4% Senior Notes Due 2017
(which we refer to as the old notes)
and the guaranties thereof.

The New Notes:

•	The terms of the new notes are identical to the old notes, except that some of the transfer restrictions, registration rights and additional interest provisions relating to the old notes will not apply to the new notes.

Terms of the Exchange Offer:

•	We are offering to exchange up to $250,000,000 of our old notes for new notes with materially identical terms that have been registered under the Securities Act of 1933.

•	Subject to the satisfaction or waiver of waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	The exchange offer will expire at 5:00 p.m., New York City time, on [ ● ], 2009, unless extended.

•	Tenders of old notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of outstanding original notes will not be a taxable exchange for U.S. federal income tax purposes.

Investing in the notes involves risks. See “Risk Factors,” beginning on page [•].

Neither the Securities and Exchange Commission nor any other federal or state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [    ●    ], 2009.

Page

Disclosure Regarding Forward-Looking Statements	ii
Summary	1
Risk Factors	18
Exchange Offer	33
Use of Proceeds	42
Description of Senior Credit Facility	43
Description of Notes	45
Certain U.S. Federal Income Tax Considerations	86
Plan of Distribution	90
Legal Matters	91
Experts	91
Where You Can Find More Information	91
EX-5.1
EX-12.1
EX-21.1
EX-23.1
EX-25.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to security holders upon written or oral request to The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 893-0101.

In order to obtain timely delivery, you must request the information no later than [    ●    ], 2009, which is five business days before the expiration of the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any other federal or state securities commission has approved or disapproved of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

i

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

The prospectus and the documents incorporated by reference herein contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are any statements that are not based on historical information. Statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position and results of operations, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may, “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

•	our ability to timely build and/or open facilities as planned, profitably manage such facilities and successfully integrate such facilities into our operations without substantial additional costs;

•	the instability of foreign exchange rates, exposing us to currency risks in Canada, Australia, the United Kingdom, and South Africa, or other countries in which we may choose to conduct our business;

•	our ability to secure management contracts on suitable terms for the operation of two facilities that we are currently constructing or expanding with an aggregate total of $124.9 million of our own capital, of which we have already spent $97.0 million as of September 27, 2009;

•	an increase in unreimbursed labor rates;

•	our ability to expand, diversify and grow our correctional and mental health and residential treatment services business;

•	our ability to win management contracts for which we have submitted proposals and to retain existing management contracts;

•	our ability to raise new project development capital given, among other things, the current adverse conditions in the capital markets, our current amount of indebtedness and the often short-term nature of the customers’ commitment to use newly developed facilities;

•	our ability to estimate the government’s level of dependency on privatized correctional services;

•	our ability to accurately project the size and growth of the U.S. and international privatized corrections industry;

•	our ability to develop long-term earnings visibility;

•	our ability to obtain future financing at competitive rates and on satisfactory terms, or at all;

•	our exposure to rising general insurance costs;

•	our exposure to state and federal income tax law changes internationally and domestically;

•	our exposure to claims for which we are uninsured;

•	our exposure to rising employee and inmate medical costs;

•	our ability to maintain occupancy rates at our facilities;

•	our ability to manage costs and expenses relating to ongoing litigation arising from our operations;

ii

•	our ability to accurately estimate on an annual basis, loss reserves related to general liability, workers compensation and automobile liability claims;

•	our ability to identify suitable acquisitions, and to successfully complete and integrate such acquisitions on satisfactory terms;

•	the ability of our government customers to secure budgetary appropriations to fund their payment obligations to us; and

•	other factors contained in our filings with the Securities and Exchange Commission, or the SEC, including, but not limited to, those detailed in this prospectus, our annual report on Form 10-K, our Form 10-Qs and our Form 8-Ks filed with the SEC.

iii

SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the financial statements and related notes and the documents incorporated by reference in this prospectus, before making a decision to invest in the notes. As used in this prospectus, the terms “The GEO Group, Inc.,” “GEO,” “GEO Group,” the “Company,” “we,” “our” and “us” refer to The GEO Group, Inc., its consolidated subsidiaries and unconsolidated affiliates as a combined entity, except in the “Description of Notes” and in other places where it is clear that the terms mean only The GEO Group, Inc.

Overview

We are a leading provider of government-outsourced services specializing in the management of correctional, detention, mental health and residential treatment facilities in the United States, Canada, Australia, South Africa and the United Kingdom. We operate a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers and minimum security detention centers. Our correctional and detention management services involve the provision of security, administrative, rehabilitation, education, health and food services primarily at adult male correctional and detention facilities. Our mental health and residential treatment services, involve the delivery of quality care, innovative programming and active patient treatment, primarily at privatized state mental health facilities. We also develop new facilities based on contract awards, using our project development expertise and experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency. At September 27, 2009, we managed 58 facilities totaling approximately 53,400 beds in the United States, Canada, Australia, South Africa and the United Kingdom.

At September 27, 2009, we had an additional 4,870 beds under development at four facilities, including an expansion and renovation of one vacant facility which we own, the expansion of two facilities we currently own and operate and a new 2,000-bed facility which we will manage upon completion. We maintained an average companywide facility occupancy rate of 94.8% for the thirty-nine weeks ended September 27, 2009, excluding facilities that are either idle or under development. For the fifty-two weeks ended September 27, 2009, we generated revenues of $1,086.8 million.

We conduct our business through four reportable business segments: our U.S. corrections segment; our International services segment; our GEO Care segment and our Facility construction and design segment. We have identified these four segments to reflect our current view that we operate four distinct business lines, each of which constitutes a material part of our overall business. Our U.S. corrections segment primarily encompasses our U.S.-based privatized corrections and detention business. Our International services segment primarily consists of our privatized corrections and detention operations in South Africa, Australia and the United Kingdom. Our International services business evaluates opportunities to further diversify into related foreign-based governmental-outsourced services on an ongoing basis. Our GEO Care segment comprises our privatized mental health and residential treatment services business, all of which is currently conducted in the U.S. Our Facility construction and design segment primarily contracts with various state, local and federal agencies for the design and construction of facilities for which we generally have been awarded management contracts.

Competitive Strengths

Long-Term Relationships with Diverse High-Quality Government Customers

We believe long term trends related to increases in inmate population at U.S. prisons combined with persistent overcrowding of public correctional facilities will continue to drive outsourcing trends by government agencies. We have developed long-term relationships with our federal, state and other governmental customers and have been successful at retaining our facility management contracts. We have provided correctional and detention management services to the United States Federal Government for 22 years, the State of California for 21 years, the State of Texas for approximately 21 years, various Australian state government entities for 17 years and the State of Florida for approximately 15 years. These customers accounted for 63.4% of our consolidated revenues for the thirty-nine weeks ended September 27, 2009. Our strong operating track record has enabled us to achieve a high renewal rate for contracts, thereby providing us with a stable source of revenue.

Full-Service Facility Developer and Operator

We have developed comprehensive expertise in the design, construction and financing of high quality correctional, detention and mental health facilities. In addition, we have extensive experience in overall facility operations, including staff recruitment, administration, facility maintenance, food service, healthcare, security, supervision, treatment and education of inmates. We believe that the breadth of our service offerings gives us the flexibility and resources to respond to customers’ needs as they develop. We believe that the relationships we foster when offering these additional services also help us win new contracts and renew existing contracts.

Unique Privatized Mental Health Growth Platform

We are the only publicly traded U.S. corrections company currently operating in the privatized mental health and residential treatment services business. We believe that our target market of state and county mental health hospitals represents a significant opportunity. Through our GEO Care subsidiary, we have been able to grow this business to approximately 1,500 beds and $117.4 million of revenues for the fiscal year ended 2008, from 325 beds and $31.7 million of revenues for the fiscal year ended 2004. We recently expanded our delivery platform and customer base in this area through the acquisition on September 30, 2009 of a privatized mental health facility located in South Carolina, bringing an additional 354 beds under our management focusing on the delivery of medical and mental health services.

Strong Financial Position Provides Operating Flexibility

As of September 27, 2009, we had cash on hand of $24.3 million and $85.6 million available under our $240.0 million revolving credit facility. We recently amended our senior credit facility to, among other things, extend the maturity date of the revolving credit facility from September 2010 to September 2012 and increase the aggregate size of the revolving credit facility from $240.0 million to $330.0 million. See “— Recent Developments” below. During fiscal year 2008 and the thirty-nine weeks ended September 27, 2009, we generated $74.4 million and $73.5 million, respectively, in cash through operating activities of continuing operations. See also “Summary Historical Financial and Other Data.” We are currently self-financing the simultaneous construction or expansion of three correctional and detention facilities in multiple jurisdictions, the total cost of which is expected to be $172.3 million, of which $127.7 million was completed through the thirty-nine weeks ended September 27, 2009 and $44.6 million is expected to be completed through February 2010. Capital expenditures related to facility maintenance costs are expected to range between $10.0 million and $15.0 million for fiscal year 2009. We believe that we have sufficient financial flexibility to meet all of these capital requirements.

Sizeable International Business

We believe that our international presence gives us a unique competitive advantage that has contributed to our growth. Leveraging our operational excellence in the U.S., our international infrastructure allows us to aggressively target foreign opportunities that our U.S.-based competitors without overseas operations may have difficulty pursuing. Our International services business generated $92.2 million of revenues in the thirty-nine weeks ended September 27, 2009, representing 11.1% of our consolidated revenues. We believe we are well positioned to continue benefiting from foreign governments’ initiatives to outsource correctional services.

Experienced, Proven Senior Management Team

Our Chief Executive Officer and our President have worked together at our company for more than 20 years and have established a track record of growth and profitability. Under their leadership, our annual consolidated revenues from continuing operations have grown from $40.0 million in 1991 to $1.04 billion in 2008. Our Chief Executive Officer and founder, George C. Zoley, is one of the pioneers of the industry, having developed and opened what we believe was one of the first privatized detention facilities in the U.S. in 1986. In addition to senior management, our operational and facility level management has significant operational experience and expertise in both the public and private sector. Brian R. Evans, who recently became our Chief Financial Officer, has been with our Company for over eight years, most recently serving as our Chief Accounting Officer and Vice-President — Finance during a period of significant growth.

Regional Operating Structure

We operate three regional U.S. offices and three international offices that provide administrative oversight and support to our correctional and detention facilities and allow us to maintain close relationships with our customers and suppliers. Each of our three regional U.S. offices is responsible for the facilities located within a defined geographic area. We believe that our regional operating structure is unique within the U.S. private corrections industry and provides us with the competitive advantage of having close proximity and direct access to our customers and our facilities. We believe this proximity increases our responsiveness and the quality of our contacts with our customers. We believe that this regional structure has facilitated the rapid integration of our prior acquisitions, and we also believe that our regional structure and international offices will help with the integration of any future acquisitions.

Business Strategy

Provide High Quality, Essential Services at Lower Costs

Our objective is to provide federal, state and local governmental agencies with high quality, essential services at a lower cost than they themselves could achieve. We have developed considerable expertise in the management of facility security, administration, rehabilitation, education, health and food services. Our quality is recognized through many accreditations including that of the American Correctional Association, which has certified facilities representing approximately 66.5% of our U.S. corrections revenue for the thirty-nine weeks ended September 27, 2009.

Create Value for Customers through Creative Solutions

We strive to offer our customers creative solutions that are customized to their specific needs. We believe that we offer a cost-effective alternative to our customers by reducing their correctional services cost and allowing them to avoid making large capital investments in new prison beds. We implement key initiatives that allow us to improve operating performance, improve inmate management and utilize technological initiatives to improve reporting procedures. We intend to continue providing specialized services tailored to the specific needs of our customers with respect to security levels, age and medical condition of inmates on a cost-effective basis.

Expand Into Complementary Government-Outsourced Services

We intend to capitalize on our long term relationships with governmental agencies to become a more diversified provider of government-outsourced services. These opportunities may include services which leverage our existing competencies and expertise, including the design, construction and management of large facilities, the training and management of a large workforce and our ability to service the needs and meet the requirements of government customers. We believe that government outsourcing of currently internalized functions will increase largely as a result of the public sector’s desire to maintain quality service levels amid governmental budgetary constraints. We believe that our successful expansion into the mental health and residential treatment services sector through GEO Care is an example of our ability to deliver higher quality services at lower costs in new areas of privatization.

Maintain Disciplined Operating Approach

We manage our business on a contract by contract basis in order to maximize our operating margins. We typically refrain from pursuing contracts that we do not believe will yield attractive profit margins in relation to the associated operational risks. In addition, we generally have not in the past engaged in extensive facility development without having a corresponding management contract award in place, although we have begun to do so more recently in select situations to pursue what we believe are attractive business development opportunities. We have also elected not to enter certain international markets with a history of economic and political instability. We believe that our strategy of emphasizing lower risk, higher profit opportunities helps us to consistently deliver strong operational performance, lower our costs and increase our overall profitability.

Pursue International Growth Opportunities

As a global provider of privatized correctional services, we are able to capitalize on opportunities to operate existing or new facilities on behalf of foreign governments. We currently have international operations in Australia, Canada, South Africa and the United Kingdom. We intend to further penetrate the current markets we operate in and to expand into new international markets which we believe are attractive. On June 29, 2009 our wholly-owned U.K. subsidiary, GEO UK Ltd., commenced managing and operating the 260-bed Harmondsworth Immigration Removal Centre in London, England under its contract with the United Kingdom Border Agency. On October 1, we announced that we had been selected by Corrective Services New South Wales to operate and manage the 823-bed Parklea Correctional Center in Australia. The contract is expected to have a term of five years with one three year extension option and is expected to generate approximately $26.0 million in annual revenues. We began operating the center on October 31, 2009. In addition, in South Africa we are bidding on projects for the design, construction and operation of four 3,000-bed prison projects totaling 12,000 beds. We expect preferred bidders to be announced in the first six months of 2010 and anticipate final close to occur within six months thereafter. No more than two prison projects can be awarded to any one bidder. We will continue to actively bid on any new international projects that fit our target profile for profitability and operational risk.

Selectively Pursue Acquisition Opportunities

We consider acquisitions that are strategic in nature and enhance our geographic and services offering platform on an ongoing basis. In November 2005, we acquired Correctional Services Corporation, or CSC, bringing over 8,000 additional adult correctional and detention beds under our management. In January 2007, we acquired CentraCore Properties Trust, or CPT, bringing the 7,743 beds we had been leasing from CPT, as well as an additional 1,126 beds leased to third parties, under our ownership. In September 2009, we acquired a privatized mental health facility located in South Carolina, bringing an additional 354 beds under our management focusing on the delivery of medical and mental health services. We plan to continue to review acquisition opportunities that may become available in the future, both in the privatized corrections, detention, mental health and residential treatment services sectors, and in complementary government-outsourced services areas.

The Corrections and Detention Industry

We believe our network of facilities, diverse full-service facility development and operation model and financial flexibility positions us well to capitalize on government outsourcing of correctional management services. In addition, we believe that long-term trends related to prison inmate population growth, acceptance of privatization and lower cost of private corrections operations favor an increase in the outsourcing of correctional management services. Following are the key reasons for this outsourcing trend:

Continued U.S. Prison Population Growth

Currently, approximately one in every 100 U.S. adults is in jail or prison, the highest incarceration rate in the world. The total U.S. corrections population, which includes sentenced adults in jails or prisons and those in the community on probation or parole, increased over 123% to 7.2 million over the last two decades. The demographic shift of offspring of the “baby boom” generation now entering the “at-risk” age group of 18-29 years old, combined with stricter incarceration policies are expected to continue to drive prison population growth over the next five years. According to the Pew Charitable Trusts, state and federal prison populations are expected to grow by approximately 192,000 between 2007 and 2011, or approximately 38,000 per year.

Persistent Overcrowding of Aging Public Correctional Facilities

Federal and state legislatures historically have had difficulty enacting expansion of prison capacity due to budgetary constraints and the disfavor that voters generally exhibit toward such expenditures. As a result, prison capacity in the U.S. often lags prison populations, leading to persistent prison overcrowding. The anticipated continued growth in prison populations over the next few years is expected to exacerbate the overcrowding problem currently plaguing state and federal prison systems. According to the Bureau of Justice Statistics, as of year-end 2007, 19 states were operating at 100% or more of their highest capacity and the Federal prison system was operating at 136% of capacity. In addition, nearly half of government-operated prisons currently in operation in the United States are more than 30 years old and 28% of the facilities are more than 60 years old often needing urgent refurbishment or reconstruction. Lower costs associated with the construction and operation of private facilities, as well as the availability of private capital, are leading federal and state jurisdictions throughout the United States to increasingly explore partnerships with private service providers as a viable and cost-effective alternative to capital intensive projects such as new prison construction.

State and Federal Budgetary Constraints

As the total population of United States prisoners continues to grow, most states are facing prison costs which are rising at an unsustainable rate. According to the Pew Charitable Trusts, between 1982 and 2003 national spending on criminal justice in the United States rose from $36 billion to $186 billion, while spending on corrections (i.e. jails and prisons) rose 570% over a similar time frame. Additionally, Pew expects the cost of projected prison population increases in the United States (approximately 15% from 2007 through 2011) to cost states nearly $28 billion during such period. We believe these factors are causing concern among state lawmakers, who are facing increasing budgetary concerns related to a slower economy and lower tax receipts, which in turn presents opportunities for the privatized correctional facility industry because it offers governments a cost-effective solution to reduce their correctional service costs and avoid making large capital investments in new prison beds. However, it is possible state and federal budget constraints could have adverse effects on our industry resulting in governments unexpectedly terminating contracts, seeking price reductions in connection with contract renewals or amending criminal laws and regulations to reduce prisoner headcount by reducing or eliminating mandatory minimum sentencing guidelines, especially those relating to non-violent drug possession or technical parole violations.

Government Agencies Moving Toward Privatized Correctional Facilities

According to the Bureau of Justice Statistics, the number of inmates housed in private facilities has grown from 90,542 at year-end 2000 to 126,249 at mid-year 2008, representing a compound annual growth rate of 4.5%. Notably, the federal government increased its use of privately operated facilities at a compound annual growth rate of 9.2% over the same time period from 15,524 beds to 32,712 beds. Additionally, ongoing efforts to secure the nation’s borders have caused the average daily population of Immigration and Custom Enforcement (ICE) detainees to grow from approximately 20,000 in 2005 to nearly 32,000 in 2008. The private prison industry has capitalized on this opportunity and currently houses a significant portion of ICE detainees, primarily in facilities along the United States-Mexican border. The Bureau of Justice Statistics estimates that as of mid-2008, approximately 7.8% of the total incarcerated population in the United States was housed in private facilities, potentially providing significant growth opportunities for privatized providers.

Increased Federal Government Focus on Homeland Security and Illegal Immigration

On the federal level, the Department of Homeland Security’s increased focus on securing the nation’s borders has increased the number of illegal aliens apprehended, detained and deported. As such, the number of beds necessary to detain illegal aliens until they are deported has become a significant source of demand that is expected to continue in the medium term. According to the Bureau of Justice Statistics, by 2007 immigration related offenses had become the second most prevalent reason for arrest by federal agents in the United States, accounting for approximately 11% of total federal cases. In addition to efforts related to securing the nation’s borders, the United States Congress has appropriated $1.4 billion for the Secure Communities Initiative which aims to identify, detain and deport criminal aliens who have been convicted of local, state and federal crimes. In 2008, ICE detained and removed a total of 358,886 illegal aliens, including 97,133 criminal aliens.

Recent Developments

Amendment of Senior Credit Facility

On October 5, 2009, on October 15, 2009 and again on December 4, 2009, we completed amendments to the Senior Credit Facility through the execution of Amendment Nos. 5, 6 and 7, respectively, to the Amended and Restated Credit Agreement (“Amendment No. 5,” “Amendment No. 6” and/ or “Amendment No. 7”) between us, as Borrower, certain of our subsidiaries, as Grantors, and BNP Paribas, as Lender and as Administrative Agent. Amendment No. 5 to the Credit Agreement, among other things, effectively permitted us to issue up to $300.0 million of unsecured debt without having to repay outstanding borrowings on our Senior Credit Facility. Amendment No. 6 to the Credit Agreement, among other things, modified the aggregate size of the credit facility from $240.0 million to $330.0 million, extended the maturity of the Revolver to 2012, modified the permitted maximum total leverage and maximum senior secured leverage financial ratios and eliminated the annual capital expenditures limitation. With this amendment, as of November 30, 2009 our Senior Secured Credit Facility is comprised of a $155.0 million Term Loan bearing interest at LIBOR plus 2.00% and maturing in January 2014 and the $330.0 million Revolver which currently bears interest at LIBOR plus 3.25% and matures in September 2012. As of November 30, 2009, we had the ability to borrow approximately $217 million from the excess capacity on the Revolver after considering our debt covenants. Upon the execution of Amendment No. 6, we also had the ability to increase our borrowing capacity under the Senior Credit facility by another $200.0 million subject to lender demand, market conditions and existing borrowings. Amendment No. 7 to the Credit Agreement made certain revisions to certain definitions therein.

Tender Offer for 8 1/4% Senior Notes Due 2013

On October 5, 2009, we announced the commencement of a cash tender offer for our $150.0 million aggregate principal amount of 8 1/4% Senior Notes due 2013 (the “8 1/4% Notes”). Holders who validly tendered their 8 1/4% Notes before the early tender date, which expired at 5:00 p.m. Eastern Standard time on October 19, 2009, received a 103% cash payment for their note which included an early tender payment of 3%. Holders who tendered their notes after the early tender date, but before the expiration date of 11:59 p.m., Eastern Standard time on November 2, 2009 (“Early Expiration Date”), received 100% cash payment for their note. Holders of the 8 1/4% Notes accepted for purchase received accrued and unpaid interest up to, but not including, the applicable payment date. On October 20, 2009, we announced the results of the early tender date. Valid early tenders received by us represented $130.2 million aggregate principal amount of the Notes which was 86.8% of the outstanding principal balance. We settled these notes on October 20, 2009 by paying $136.9 million to the trustee of the 8 1/4% Senior Notes. As of November 19, 2009, all of the Notes had been redeemed. We financed the tender offer and redemption with the net cash proceeds from our offering of

$250.0 million aggregate principal 7 3/4% Senior Notes due 2017, which closed on October 20, 2009. As a result of the tender offer and redemption, we incurred a loss of approximately $4.3 million, net of tax, related to the tender premium and deferred costs associated with the Senior 8 1/4% Notes.

Corporate Information

Our principal executive offices are located at One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida 33487 and our telephone number is (866) 301-4GEO (4436). We also maintain a website at www.geogroup.com. The information on our website is not part of this prospectus.

Summary Description of the New Notes

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus, including a more detailed summary of the terms of the notes under “Description of Notes.”

Issuer	The GEO Group, Inc.

Notes Offered	$250,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2017.

Maturity Date	October 15, 2017.

Interest Payment Dates	April 15 and October 15, commencing April 15, 2010.

Subsidiary Guarantees	On the issue date, each of our restricted subsidiaries that guarantees our senior credit facility will guarantee the notes. The notes may be guaranteed by additional subsidiaries in the future under certain circumstances. See “Description of the Notes — Certain Covenants — Additional Note Guarantees.” GEO and the initial guarantors generated approximately 80.9% of our consolidated revenues and 88.8% of our consolidated EBITDA for the fifty-two weeks ended September 27, 2009 and held approximately 81.1% of our consolidated assets as of September 27, 2009.

Ranking	The new notes and the guarantees will be unsecured, unsubordinated obligations of The GEO Group, Inc. and the guarantors and will rank:

• pari passu with any unsecured, unsubordinated indebtedness of GEO and the guarantors;

• senior to any future indebtedness of GEO and the guarantors that is expressly subordinated to the notes and the guarantees;

• effectively junior to any secured indebtedness of GEO and the guarantors, including indebtedness under our senior credit facility, to the extent of the value of the assets securing such indebtedness; and

• effectively junior to all obligations of our subsidiaries that are not guarantors.

Optional Redemption	On or after October 15, 2013, we may redeem some or all of the notes at any time at the redemption prices specified under “Description of Notes — Optional Redemption.”

Before October 15, 2013, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of each note to be redeemed plus a make-whole premium described under “Description of Notes — Optional Redemption” together with accrued and unpaid interest.

In addition, at any time prior to October 15, 2012, we may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at a redemption price equal to 107.750% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control	Upon a change of control (as defined in “Description of Notes — Certain Definitions”), we must offer to repurchase the notes at 101% of the principal amount, plus accrued interest to the purchase date.

Certain Covenants	The indenture governing the notes will contain certain covenants, including limitations and restrictions on our and our restricted subsidiaries’ ability to:

• incur additional indebtedness or issue preferred stock;

• make dividend payments or other restricted payments;

• create liens;

• sell assets;

• enter into transactions with affiliates; and

• enter into mergers, consolidations, or sales of all or substantially all of our assets.

As of the date of the indenture, all of our subsidiaries, other than CSC of Tacoma, LLC, GEO International Holdings, Inc., certain dormant domestic subsidiaries and all foreign subsidiaries in existence on the date of the indenture, will be restricted subsidiaries. Our unrestricted subsidiaries will not be subject to any of the restrictive covenants in the indenture. The restrictive covenants set forth in the indenture are subject to important exceptions and qualifications. In addition, most of the covenants will be suspended while the notes are rated investment grade by Moody’s Investment Services, Inc. or Standard & Poor’s Rating Services. See “Description of Notes — Certain Covenants.”

Risk Factors	Potential investors in the notes should carefully consider the matters set forth under the caption “Risk Factors” prior to making an investment decision with respect to the notes.

The Exchange Offer

On October 20, 2009, we completed a private offering of the old notes (“Original Notes”). We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to complete the exchange offer within 180 days of the issue date of the old notes.

The Exchange Offer	We are offering to exchange new notes for old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [•], 2009, unless extended.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer or the making of any exchange by a holder of the old notes would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission. A minimum aggregate principal amount of old notes being tendered is not a condition to the exchange offer.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, and transmit it together with all other documents required in the letter of transmittal, including the old notes that you wish to exchange, to Wells Fargo Bank, N.A., as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your old notes by following the procedures for book-entry transfer described in this prospectus.

If your old notes are held through The Depository Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of The Depository Trust Company. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your old notes, we urge you to contact that person promptly to tender your old notes in the exchange offer.

For more information on tendering your old notes, please refer to the sections in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer,” “— Procedures for Tendering” and “— Book-Entry Transfer.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and you cannot get your required documents to the exchange agent on time, you may tender your old notes according to the guaranteed delivery procedures described in “Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal of Tenders	You may withdraw your tender of old notes under the exchange offer at any time prior to the expiration date. To withdraw, you must have delivered a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated on the cover page of the letter of transmittal before 5:00 p.m. New York City time on the expiration date of the exchange offer.

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the new notes promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear all expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Appraisal Rights	Holders of old notes will not have dissenters rights or appraisal rights in connection with the exchange offer.

Resale of New Notes	Based on an interpretation by the Commission set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer in exchange for old notes without restrictions under the federal securities laws if:

• you are not our “affiliate”;

• you acquire the new notes in the ordinary course of your business; and

• you do not intend to participate in a distribution of the new notes.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you

• cannot rely on such interpretations by the staff of the Commission; and

• must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of the new notes.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in the exchange offer, you will no longer be able to require us to register the old notes under the Securities Act of 1933, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act of 1933, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act of 1933.

U.S. Federal Income Tax Considerations	The exchange of the new notes for the old notes in the exchange offer should not be taxable events for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	We have appointed Wells Fargo Bank, N.A., as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows: [•]. Eligible institutions may make requests by facsimile at [•].

Summary Historical Financial and Other Data

The following summarizes certain of our consolidated historical financial and operating data. The consolidated statement of operations data and other financial data for the fiscal years ended January 2, 2005 and January 1, 2006 and the consolidated balance sheet data as of January 2, 2005, January 1, 2006 and December 31, 2006 were derived from our audited consolidated financial statements, also taking into consideration certain reclassifications to these periods for discontinued operations and new accounting standards related to the noncontrolling interest in our consolidated South Africa subsidiary. The consolidated statement of operations data and other financial data for the fiscal years ended December 31, 2006, December 30, 2007 and December 28, 2008 and the consolidated balance sheet data as of December 28, 2008 and December 30, 2007 were derived from our audited consolidated financial statements, also taking into consideration certain reclassifications to these periods new accounting standards related to the noncontrolling interest in our consolidated South Africa subsidiary. The consolidated statement of operations data and other financial data for the thirty-nine weeks ended September 28, 2008 and September 27, 2009 and the consolidated balance sheet data as of such dates were derived directly from our unaudited condensed consolidated financial statements. We have prepared the unaudited statement of operations data, balance sheet data and other financial data on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results for the thirty-nine weeks ended September 27, 2009 are not necessarily indicative of results for the full year.

The information set forth below for the fifty-two weeks ended September 27, 2009 has been derived by adding the information set forth below for the thirty-nine weeks ended September 27, 2009 to the information for the fiscal year ended December 28, 2008, and then deducting the information for the thirty-nine weeks ended September 28, 2008.

The information contained in this summary should be read in conjunction with the “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto incorporated by reference or appearing elsewhere in this prospectus. All amounts are presented in millions except operational data and ratios.

						Thirty-nine Weeks		Fifty-two Weeks
	Fiscal Year Ended					Ended		Ended
	2004	2005	2006	2007	2008	9/28/2008	9/27/2009	9/27/2009

Consolidated Statement of Operations:
Revenues	$565.5	$580.4	$818.4	$976.3	$1,043.0	$786.5	$830.3	$1,086.8
Operating costs and expenses
Operating expenses	469.0	510.1	680.0	788.5	822.7	628.3	655.6	850.0
Depreciation and amortization	13.8	15.6	21.7	33.2	37.4	27.5	29.1	39.0
General and administrative expenses	45.9	49.0	56.3	64.5	69.1	51.8	49.9	67.2

Total operating costs and expenses	$528.7	$574.7	$758.0	$886.2	$929.2	$707.6	$734.6	$956.2
Operating income	36.8	5.7	60.4	90.1	113.8	78.9	95.7	130.6
Interest income	9.5	9.1	10.7	8.7	7.0	5.6	3.5	4.9
Interest expense(1)	(22.1)	(23.0)	(28.2)	(36.1)	(30.2)	(21.7)	(20.5)	(29.0)
Write-off of deferred financing fees from extinguishment of debt	(0.3)	(1.3)	(1.3)	(4.8)	0.0	0.0	0.0	0.0

Income before income taxes	$23.9	$(9.5)	$41.6	$57.9	$90.6	$62.8	$78.7	$106.5
Provision for income taxes	7.4	(12.6)	15.1	22.0	33.8	23.6	30.3	40.5
Equity in earnings of affiliates, net of income tax	0.0	2.1	1.5	2.2	4.6	2.0	2.4	5.0

Income from continuing operations	16.5	5.2	28.0	38.1	61.4	41.2	50.8	71.0
Income (loss) from discontinued operations, net of tax	0.3	1.8	2.0	3.7	(2.5)	1.3	(0.3)	(4.1)

Net income	$16.8	$7.0	$30.0	$41.8	$58.9	$42.5	$50.5	$66.9

											Thirty-nine Weeks				Fifty-two Weeks
	Fiscal Year Ended										Ended				Ended
	2004		2005		2006		2007		2008		9/28/2008		9/27/2009		9/27/2009

Selected Business Segment Data:
Revenues:
U.S. corrections	$427.5		$441.0		$574.1		$629.3		$711.0		$520.0		$576.6		$767.6
International services	91.0		98.8		103.1		128.0		128.7		102.9		92.2		118.0
GEO Care	31.7		32.4		67.0		110.2		117.4		89.1		84.2		112.5
Facility construction and design	15.3		8.2		74.2		108.8		85.9		74.5		77.3		88.7

Total revenues	$565.5		$580.4		$818.4		$976.3		$1,043.0		$786.5		$830.3		$1,086.8

Operating income (loss):
U.S. Corrections	$69.3		$43.0		$103.6		$134.3		$160.1		$113.2		$130.8		$177.7
International services	12.4		9.5		8.4		10.4		10.1		7.9		5.6		7.8
GEO Care	0.6		2.3		5.2		10.1		12.4		9.3		9.0		12.1
Facility construction and design	0.3		(0.1)		(0.5)		(0.2)		0.3		0.3		0.2		0.2
Unallocated G&A expenses	45.8		49.0		56.3		64.5		69.1		51.8		49.9		67.2

Total operating income	$36.8		$5.7		$60.4		$90.1		$113.8		$78.9		$95.7		$130.6

Selected Balance Sheet Data (at period end):
Cash and cash equivalents (unrestricted)	$92.0		$57.1		$111.5		$44.4		$31.7		$26.6		$24.3		$24.3
Restricted cash	3.9		26.4		33.7		34.1		32.7		34.0		35.0		35.0
Accounts receivable, net	85.0		120.3		152.0		164.8		199.7		187.6		224.6		224.6
Property, plant and equipment, net	190.8		280.0		285.4		783.4		878.6		852.2		969.2		969.2
Total assets	480.3		639.5		743.5		1,192.6		1,288.6		1,253.6		1,401.1		1,401.1
Total debt	242.9		376.0		306.0		463.9		512.1		494.2		544.8		544.8
Total Shareholders’ equity	100.9		110.4		249.9		529.3		579.6		572.6		642.0		642.0
Other Financial Data:
Net cash provided by operating activities	$45.5		$34.8		$46.0		$78.9		$71.3		$49.2		$79.3		$101.4
Net cash provided by (used in) investing activities	42.1		(93.0)		(16.9)		(518.9)		(131.6)		(97.8)		(115.1)		(148.9)
Net cash provided by (used in) financing activities	(47.1)		24.6		21.7		372.3		53.7		31.3		24.2		46.6
Capital expenditures	10.2		31.5		43.2		115.2		131.0		98.8		113.7		145.9
Depreciation and amortization expense	13.8		15.6		21.7		33.2		37.4		27.5		29.1		39.0
EBITDA(2)	50.6		23.9		84.3		124.4		153.3		109.7		126.9		170.5
Total debt(3)	242.9		376.0		306.0		463.9		512.1		494.2		544.8		544.8
Total net debt(4)	150.9		318.9		194.5		419.5		480.4		467.6		520.5		520.5
Selected Financial Ratios:
Ratio of earnings to fixed charges(5)	1.7	x	0.8	x	1.9	x	2.1	x	3.0	x	2.9	x	3.6	x	3.6	x
Ratio of total debt to EBITDA(2),(3)	4.8	x	15.7	x	3.6	x	3.7	x	3.3	x	—		—		3.2	x
Ratio of net debt to EBITDA(2),(4)	3.0	x	13.3	x	2.3	x	3.4	x	3.1	x	—		—		3.1	x
Ratio of EBITDA to interest expense	2.3	x	1.0	x	3.0	x	3.4	x	5.1	x	5.1	x	6.2	x	5.9x

Selected Pro Forma Financial Data:
Cash and cash equivalents (unrestricted)															$24.3
Pro forma total debt(6)															$558.5
Pro forma net debt(7)															$534.2
Ratio of total debt to EBITDA															3.3	x
Ratio of net debt to EBITDA															3.1	x

						Thirty-nine Weeks		Fifty-two Weeks
	Fiscal Year Ended					Ended		Ended
	2004	2005	2006	2007	2008	9/28/2008	9/27/2009	9/27/2009

Selected Business Segment Operational Data:
Compensated Mandays (in millions)(8)
U.S. corrections	8.8	8.8	11.5	12.5	13.3	9.8	10.7	14.2
International services	2.0	2.0	2.0	2.0	2.1	1.6	1.6	2.1
GEO Care	0.1	0.1	0.3	0.5	0.5	0.4	0.4	0.5

Total Compensated Mandays	10.9	10.9	13.8	15.0	15.9	11.8	12.7	16.8

Revenue Producing Beds (in thousands) (end of period)(9)
U.S. corrections	24.0	31.6	35.9	36.3	42.1	39.6	42.1	42.1
International services	5.4	5.4	5.6	5.8	5.8	5.8	6.0	6.0
GEO Care	0.3	0.5	1.2	1.5	1.5	1.5	1.5	1.5

Total Revenue Producing Beds	29.7	37.5	42.7	43.6	49.4	46.9	49.6	49.6

Average Occupancy(10)
U.S. corrections	99.1%	97.5%	97.0%	96.1%	95.7%	95.9%	94.0%	94.2%
International services	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
GEO Care	100.0%	99.7%	100.0%	100.0%	100.0%	100.0%	96.7%	97.5%

Total Average Occupancy	99.3%	98.0%	97.5%	96.7%	96.4%	96.6%	94.8%	95.0%

Operational Data:
Facilities in operation (end of period)	39	53	56	57	59	57	58	58
Design capacity of facilities (in thousands)(11)	33.1	42.1	46.5	47.9	53.4	50.3	53.4	53.4

(1)	Interest expense excludes the following capitalized interest amounts for the periods presented (in millions):

							Fifty-two Weeks
Fiscal Year Ended					Thirty-nine Weeks Ended		Ended
January 2,	January 1,	December 31,	December 30,	December 28,	September 28,	September 27,	September 27,
2005	2006	2006	2007	2008	2008	2009	2009

—	—	$0.2	$2.9	$4.3	$4.0	$3.0	$3.4

(2)	We define EBITDA as income before interest expense, interest income, income tax provision and depreciation and amortization expense. We use EBITDA to monitor and evaluate our operating performance and to facilitate internal and external comparisons of the historical operating performance of our business. However, other companies may calculate differently than we do. EBITDA is not a measure of performance under GAAP, and it should not be considered as an alternative to cash flow from operating activities as a measure of liquidity or as alternatives to net income as an indicator of our operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus. A reconciliation of EBITDA to net income computed in accordance with GAAP is as follows:

								Fifty-two Weeks
	Fiscal Year Ended					Thirty-nine Weeks Ended		Ended
	January 2,	January 1,	December 31,	December 30,	December 28,	September 28,	September 27,	September 27,
	2005	2006	2006	2007	2008	2008	2009	2009

Net income	$16.8	$7.0	$30.0	$41.8	$58.9	$42.5	$50.5	$66.9
Add (subtract)
Income tax provision	$7.4	$(12.6)	$15.1	$22.0	$33.8	$23.6	$30.3	$40.5
Interest income	(9.5)	(9.1)	(10.7)	(8.7)	(7.0)	(5.6)	(3.5)	(4.9)
Interest expense	22.1	23.0	28.2	36.1	30.2	21.7	20.5	29.0
Depreciation and amortization expense	13.8	15.6	21.7	33.2	37.4	27.5	29.1	39.0

EBITDA(a)	$50.6	$23.9	$84.3	$124.4	$153.3	$109.7	$126.9	$170.5

EBITDA includes the operating results of the entities for which there is principal and interest associated with non-recourse debt. In calculating EBITDA, all consolidated interest expense, including interest expense related to non-recourse debt, is added back.

EBITDA has important limitations as an analytical tool. These limitations include the following:

•	it does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	it does not reflect the interest expense or the cash requirements necessary to service principal or interest payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and EBITDA does not reflect the cash required to fund such replacements; and

•	it does not reflect the effect on earnings of charges resulting from matters that our management does not consider to be indicative of our ongoing operations. However, some of these charges have recurred and may re-occur in the future.

(3)	Total debt consists of our total consolidated indebtedness, including the current portion and our non-recourse debt.

Our non-recourse debt at the end of each of the periods presented is as follows:

							Fifty-two Weeks
Fiscal Year Ended					Thirty-nine Weeks Ended		Ended
January 2,	January 1,	December 31,	December 30,	December 28,	September 28,	September 27,	September 27,
2005	2006	2006	2007	2008	2008	2009	2009

$44.9	$138.0	$143.6	$138.0	$114.2	$128.6	$117.2	$117.2

(4)	Total net debt consists of our total debt as discussed in note (3) above, offset by cash and cash equivalents held at each respective period end. Total net debt is not a measure presented under accounting principles generally accepted in the United States, or GAAP, and may not be comparable to similarly titled measures used by other companies and should be considered in addition to, but not as a substitute for, the information contained in our balance sheets.

(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income before income taxes and equity in earnings of affiliates plus fixed charges, excluding capitalized interest, and fixed charges consist of interest expense (including the interest element of rental expense), whether expensed or capitalized, and amortization of deferred financing fees.

(6)	Pro forma total debt consists of total debt as discussed in note (3) above, after giving effect to the net proceeds from the offering of the Original Notes and the application of a portion of the proceeds therefrom to purchase our 2013 notes. As of November 20, 2009, all outstanding 2013 notes had been tendered and the remaining net proceeds were used repay a portion of the indebtedness outstanding under our revolving credit facility.

(7)	Pro forma net debt consists of total net debt as discussed in note (4) above, after giving effect to the net proceeds from the offering of the Original Notes and the application of a portion of the proceeds therefrom to purchase our 2013 notes. As of November 20, 2009, all outstanding 2013 notes had been tendered and the remaining net proceeds were used repay a portion of the indebtedness outstanding under our revolving credit facility.

(8)	Compensated mandays are calculated as follows: (a) for per diem rate facilities — the number of beds occupied by residents on a daily basis during the period; and (b) for fixed rate facilities — the design capacity of the facility multiplied by the number of days the facility was in operation during the period.

(9)	Revenue producing beds are available beds under contract, excluding facilities under development, idle facilities and discontinued operations.

(10)	The average occupancy is calculated by taking compensated mandays as a percentage of capacity, excluding mandays and capacity of our idle facilities, facilities under development and discontinued operations.

(11)	Design capacity of facilities is defined as the total available beds, excluding facilities under development, idle facilities and discontinued operations.

RISK FACTORS

You should carefully consider the risk factors set forth below, as well as the other information contained in this prospectus, before deciding whether to invest in the notes. Any of these risks could materially adversely affect our business, financial condition, or results of operations. These risks could also cause our actual results to differ materially from those indicated in the forward-looking statements contained herein and elsewhere. The risks described below are not the only risks we face. Additional risks not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Related to the Exchange Offer

If you fail to follow the exchange offer procedures, your original notes will not be accepted for exchange.

We will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of this exchange offer only after timely receipt of your old notes, properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your old notes, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your original notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the old notes, nor do we intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold old notes after the exchange offer, you may not be able to sell them. To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Because there is no public market for the exchange notes, you may not be able to resell them.

The new notes will be registered under the Securities Act but will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any trading market that may develop; the ability of holders to sell their new notes; or the price at which the holders will be able to sell their new notes.

We understand that certain of the initial purchasers presently intend to make a market in the new notes. However, they are not obligated to do so, and any market-making activity with respect to the new notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active market will exist for the new notes or that any trading market that does develop will be liquid.

Risks Related to Our High Level of Indebtedness

We are incurring significant indebtedness in connection with substantial ongoing capital expenditures, which may require us to access additional borrowings under the accordion feature of our senior credit facility or refinance our senior secured debt entirely. Such financing may not be available to us on satisfactory terms, or at all.

As of September 27, 2009, we were in the process of constructing or expanding four correctional and detention facilities representing 4,870 total beds. We are providing the financing for three of the four facilities, representing 2,870 beds. Total capital expenditures related to these three projects is expected to be $172.3 million, of which $127.7 million was completed through the thirty-nine weeks ended September 27, 2009 and $44.6 million is expected to be completed through February 2010. We expect to fund our capital expenditures from operating cash flows and additional borrowings under the $240.0 million revolving credit facility. As of September 27, 2009, we had $47.4 million outstanding in letters of credit and $107.0 million in borrowings under the revolving credit facility. Consequently, we had the ability to borrow an additional $85.6 million under our revolving credit facility, subject to our satisfying the relevant borrowing conditions. In addition, we have an ability to borrow $200.0 million under the accordion feature of our senior credit facility, as amended, subject to lender demand and prevailing market conditions. While we believe we currently have adequate borrowing capacity under our senior credit facility to fund all of our committed capital expenditure projects, we will need additional borrowings or financing from other sources in order to complete potential capital expenditures related to new projects. We cannot assure you that such borrowings or financing will be made available to us on satisfactory terms, or at all. In addition, the large capital commitments that these projects will require over the next 9-12 month period may materially strain our liquidity and our borrowing capacity for other purposes. Capital constraints caused by these projects may also cause us to have to entirely refinance our existing indebtedness or incur more indebtedness. Such financing may have terms less favorable than those we currently have in place, or not be available to us at all.

Our significant level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.

We have a significant amount of indebtedness. Our total consolidated long-term indebtedness as of September 27, 2009 was $408.6 million, excluding the current portion of $19.2 million and excluding long-term non-recourse debt of $102.4 million and capital lease liability balances of $14.6 million. In addition, as of September 27, 2009, we had $47.4 million outstanding in letters of credit under our revolving credit facility. As a result, as of that date, we would have had the ability to borrow an additional approximately $85.6 million under our revolving credit facility, subject to our satisfying the relevant borrowing conditions under the senior credit facility with respect to the incurrence of additional indebtedness.

Our substantial indebtedness could have important consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to competitors that may be less leveraged; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.

If we are unable to meet our debt service obligations, we may need to reduce capital expenditures, restructure or refinance our indebtedness, obtain additional equity financing or sell assets. We may be unable to restructure or refinance our indebtedness, obtain additional equity financing or sell assets on satisfactory terms or at all. In addition, our ability to incur additional indebtedness will be restricted by the terms of our senior credit facility and the indenture governing the notes.

Despite current indebtedness levels, we may still incur more indebtedness, which could further exacerbate the risks described above.

The terms of the indenture governing the notes and our senior credit facility restrict our ability to incur but do not prohibit us from incurring significant additional indebtedness in the future. As of September 27, 2009, we had had the ability to borrow an additional $85.6 million under our revolving credit facility, subject to our satisfying the relevant borrowing conditions under the senior credit facility. We also have the ability to increase borrowing capacity by $200.0 million under the accordion feature of our senior credit facility, as amended, subject to lender demand and market conditions. Also, we may refinance all or a portion of our indebtedness, including borrowings under our senior credit facility and/or the notes. The terms of such refinancing may be less restrictive and permit us to incur more indebtedness than we can now. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face related to our significant level of indebtedness could intensify.

The covenants in the indenture governing the notes and our senior credit facility impose significant operating and financial restrictions which may adversely affect our ability to operate our business.

The indenture governing the notes and our senior credit facility impose significant operating and financial restrictions on us and certain of our subsidiaries, which we refer to as restricted subsidiaries. These restrictions limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends and or distributions on our capital stock, repurchase, redeem or retire our capital stock, prepay subordinated indebtedness, make investments;

•	issue preferred stock of subsidiaries;

•	guarantee other indebtedness;

•	create liens on our assets;

•	transfer and sell assets;

•	make capital expenditures above certain limits;

•	create or permit restrictions on the ability of our restricted subsidiaries to make dividends or make other distributions to us;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company or sell all or substantially all of our assets.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our senior credit facility requires us to maintain specified financial ratios and satisfy certain financial covenants, including maintaining maximum senior secured leverage ratio and total leverage ratios, a minimum interest coverage ratio and a limit on the amount of our annual capital expenditures. Some of these financial ratios become more restrictive over the life of the senior credit facility. We may be required to take action to reduce our indebtedness or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. We could also incur additional indebtedness having even more restrictive covenants. Our failure to comply with any of the covenants under our senior credit facility, the indenture governing the notes or any other indebtedness could prevent us from being able to draw on our revolving credit facility, cause an event of default under such documents and result in an acceleration of all of our outstanding indebtedness. If all of our outstanding indebtedness were to be accelerated, we likely would not be able to simultaneously satisfy all of our obligations under such indebtedness, which would materially adversely affect our financial condition and results of operations.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to us under our senior credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or new debt securities, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. However, we may not be able to complete such refinancing on commercially reasonable terms or at all.

Because portions of our senior indebtedness have floating interest rates, a general increase in interest rates will adversely affect cash flows.

Borrowings under our senior credit facility bear interest at a variable rate. As a result, to the extent our exposure to increases in interest rates is not eliminated through interest rate protection agreements, such increases will result in higher debt service costs which will adversely affect our cash flows. We do not currently have any interest rate protection agreements in place to protect against interest rate fluctuations related to our senior credit facility. Based on borrowings of $262.9 million outstanding under the senior credit facility as of September 27, 2009, a one percent increase in the interest rate applicable to the senior credit facility, would increase our annual interest expense by $2.6 million.

We depend on distributions from our subsidiaries to make payments on our indebtedness. These distributions may not be made.

We generate a substantial portion of our revenues from distributions on the equity interests we hold in our subsidiaries. Therefore, our ability to meet our payment obligations on our indebtedness is substantially dependent on the earnings of our subsidiaries and the payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our subsidiaries are separate and distinct legal entities and, unless they expressly guarantee any indebtedness of ours, they are not obligated to make payments on such indebtedness nor are any of our subsidiaries obligated to make funds available for payment of any of our indebtedness in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make any such loans, distributions or other payments to us will depend on their earnings, business results, the terms of their existing and any future indebtedness, tax considerations and legal or contractual restrictions to which they may be subject. If our subsidiaries do not make such payments to us, our ability to repay our indebtedness may be materially adversely affected. For the thirty-nine weeks ended September 27, 2009, our subsidiaries accounted for 49.8% of our consolidated revenue and 67.7% of our consolidated EBITDA, and, as of September 27, 2009, our subsidiaries accounted for 65.8% of our total assets.

Risks Related to the Notes

The notes and the related guarantees are effectively subordinated to our and the subsidiary guarantors’ senior secured indebtedness and the indebtedness of our subsidiaries that do not guarantee the notes.

The new notes and the related guarantees are unsecured and therefore will be effectively subordinated to our secured indebtedness, including borrowings under our senior credit facility, to the extent of the value of the assets securing such indebtedness. As of September 27, 2009, borrowings under our senior credit facility were $262.9 million. In addition, the indenture governing the notes will allow us and the subsidiary guarantors to incur a significant amount of additional indebtedness and to secure indebtedness, including any indebtedness incurred under credit facilities. In the event we or the guarantors become the subject of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets and the assets of the guarantors securing indebtedness could not be used to pay you until after all secured claims against us and the guarantors have been fully paid.

In addition, the notes and the related guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries that do not guarantee the notes, including the trade payables. For the fiscal year ended December 28, 2008 and the thirty-nine weeks ended September 27, 2009, our non-guarantor subsidiaries accounted for 20.6% and 20.5% of our consolidated revenues, respectively, and 14.3% and 11.6% of our consolidated EBITDA, respectively, and, as of December 28, 2008 and September 27, 2009, our non-guarantor subsidiaries accounted for 15.1% and 18.9% of our total consolidated assets, respectively.

There is no public market for the new notes.

The new notes are a new issue of securities for which there is currently no trading market. Although the initial purchasers have advised us that they currently intend to make a market in the notes following completion of this offering, they have no obligation to do so and may discontinue such activity at any time without notice. We cannot be sure that an active trading market will develop for the new notes. Moreover, if a market were to develop, the new notes could trade at prices that may be lower than their initial offering price because of many factors, including, but not limited to:

•	prevailing interest rates for similar securities;

•	general economic conditions;

•	our financial condition, performance or prospects; and

•	the prospects for other companies in the same industry.

We may not be able to repurchase the new notes in the event of a change of control because the terms of our indebtedness or lack of funds may prevent us from doing so.

Upon a change of control, each holder of the new notes will have the right to require us to repurchase their new notes at 101% of their principal amount, plus accrued and unpaid interest, and, liquidated damages, if any, to the date of repurchase. The terms of the senior credit facility limit our ability to repurchase the new notes in the event of a change of control. Any future agreement governing any of our indebtedness may contain similar restrictions and provisions. Accordingly, it is possible that restrictions in the senior credit facility or other indebtedness that may be incurred in the future will not allow the required repurchase of new notes upon a change of control. Even if such repurchase is permitted by the terms of our then existing indebtedness, we may not have sufficient funds available to satisfy our repurchase obligations.

Fraudulent conveyance laws may permit courts to void the subsidiary guarantees of the new notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, any guarantee made by any of our subsidiaries could be voided, or claims under the guarantee made by any of our subsidiaries could be subordinated to all other obligations of any such subsidiary, if the subsidiary, at the time it incurred the obligations under any guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors; or

•	received less than reasonably equivalent value, or did not receive fair consideration, in exchange for incurring those obligations; and

(1) was insolvent or rendered insolvent by reason of that incurrence;

(2) was engaged in a business or transaction for which the subsidiary’s remaining assets constituted unreasonably small capital; or

(3) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the notes from any such guarantor would be effectively subordinated to all indebtedness and other liabilities of that guarantor.

A legal challenge to the obligations under any guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. We believe that each of our subsidiaries making a guarantee received reasonably equivalent value for incurring the guarantee, but a court may disagree with our conclusion or elect to apply a different standard in making its determination.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

We cannot assure you, however, as to what standard a court would apply in making these determinations. If a guarantee of the notes is voided as a fraudulent conveyance or is found to be unenforceable for any other reason, you will not have a claim against the guarantor.

Risks Related to Our Business and Industry

We are currently using significant capital to build or expand several facilities that we do not have corresponding management contracts with clients to operate. We cannot assure you that such contracts will be obtained.

We are currently in the process of building or expanding two facilities that we do not have corresponding management contracts with clients to operate these additional beds. These projects will, upon completion, represent an aggregate of 2,325 potential new beds. We estimate that the total costs for the completion of these projects will be $124.9 million, of which $97.0 million was completed through the thirty-nine weeks ended September 27, 2009, and $27.9 million is expected to be completed through February 2010. We intend to finance these projects using our own funds, including cash on hand, cash flow from operations and borrowings under our senior credit facility. The large capital commitments that these projects will require over the next 9-12 month period may materially strain our liquidity and our borrowing capacity for other purposes. Capital constraints caused by these projects may also cause us to have to refinance our existing indebtedness or incur more indebtedness on terms less favorable than those we currently have in place.

In addition, the concurrent development of these various large capital projects exposes us to material risks. For example, we may not complete some or all of the projects on time or on budget, which could cause us to absorb any losses associated with any delays. We do not have management contracts in place for the two projects under development. While we are working diligently with a number of different customers for the use of these remaining beds and believe that the overall demand for bed space in our industry remains strong, we cannot in fact assure you that contracts for the beds will be secured on a timely basis, or at all. Any failure to secure management contracts for these projects could have a material adverse impact on our financial condition, results of operations and/or cash flows.

The prevailing negative conditions in the capital markets could prevent us from obtaining financing, which could materially harm our business.

Our ability to obtain additional financing is highly dependent on the conditions of the capital markets, among other things. The capital and credit markets have recently been experiencing significant volatility and disruption. The recent downturn in the equity and debt markets, the tightening of the credit markets, the general economic slowdown and other macroeconomic conditions, such as the current global recession could prevent us from raising additional capital or obtaining additional financing on satisfactory terms, or at all. If we need but cannot obtain adequate capital as a result of negative conditions in the capital markets or otherwise, our business, results of operations and financial condition could be materially adversely affected. Additionally, such inability to obtain capital could prevent us from pursuing attractive business development opportunities, including new facility constructions or expansions of existing facilities, and business or asset acquisitions.

We are subject to the loss of our facility management contracts, due to terminations, non-renewals or competitive re-bids, which could adversely affect our results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

We are exposed to the risk that we may lose our facility management contracts primarily due to one of three reasons: the termination by a government customer with or without cause at any time; the failure by a customer to exercise its unilateral option to renew a contract with us upon the expiration of the then current term; or our failure to win the right to continue to operate under a contract that has been competitively re-bid in a procurement process upon its termination or expiration. Our facility management contracts typically allow a contracting governmental agency to terminate a contract with or without cause at any time by giving us written notice ranging from 30 to 180 days. If government agencies were to use these provisions to terminate, or renegotiate the terms of their agreements with us, our financial condition and results of operations could be materially adversely affected.

Aside from our customers’ unilateral right to terminate our facility management contracts with them at any time for any reason, there are two points during the typical lifecycle of a contract which may result in the loss by us of a facility management contract with our customers. We refer to these points as contract “renewals” and contract “re-bids.” Many of our facility management contracts with our government customers have an initial fixed term and subsequent renewal rights for one or more additional periods at the unilateral option of the customer. We count each government customer’s right to renew a particular facility management contract for an additional period as a separate “renewal.” For example, a five-year initial fixed term contract with customer options to renew for five separate additional one-year periods would, if fully exercised, be counted as five separate renewals, with one renewal coming in each of the five years following the initial term. As of September 27, 2009, three of our facility management contracts representing 462 beds are scheduled to expire on or before December 31, 2009, unless renewed by the customer at its sole option. These contracts represented 2.0% of our consolidated revenues for the thirty-nine weeks ended September 27, 2009. Subsequent to September 27, 2009, two of these contracts representing 240 beds have been renewed. We undertake substantial efforts to renew our facility management contracts. Our historical facility management contract renewal rate exceeds 90%. However, given their unilateral nature, we cannot assure you that our customers will in fact exercise their renewal options under existing contracts. In addition, in connection with contract renewals, either we or the contracting government agency have typically requested changes or adjustments to contractual terms. As a result, contract renewals may be made on terms that are more or less favorable to us than those in existence prior to the renewals.

We define competitive re-bids as contracts currently under our management which we believe, based on our experience with the customer and the facility involved, will be re-bid to us and other potential service providers in a competitive procurement process upon the expiration or termination of our contract, assuming all renewal options are exercised. Our determination of which contracts we believe will be competitively re-bid may in some cases be subjective and judgmental, based largely on our knowledge of the dynamics involving a particular contract, the customer and the facility involved. Competitive re-bids may result from the expiration of the term of a contract, including the initial fixed term plus any renewal periods, or the early termination of a contract by a customer. Competitive re-bids are often required by applicable federal or state procurement laws periodically in order to further competitive pricing and other terms for the government customer. Potential bidders in competitive re-bid situations include us, other private operators and other government entities. As of September 27, 2009, one of our facility management contracts representing 3.2% and $26.7 million of our consolidated revenues for the thirty-nine weeks ended September 27, 2009 was subject to competitive re-bid and we were subsequently awarded the contract in the fourth quarter of 2009. While we are pleased with our historical win rate on competitive re-bids and are committed to continuing to bid competitively on appropriate future competitive re-bid opportunities, we cannot in fact assure you that we will prevail in future re-bid situations. Also, we cannot assure you that any competitive re-bids we win will be on terms more favorable to us than those in existence with respect to the expiring contract.

For additional information on facility management contracts that we currently believe will be competitively re-bid during each of the next five years and thereafter, please see “Business — Government Contracts — Terminations, Renewals and Re-bids”. The loss by us of facility management contracts due to terminations, non-renewals or competitive re-bids could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.

Our growth depends on our ability to secure contracts to develop and manage new correctional, detention and mental health facilities, the demand for which is outside our control.

Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional, detention and mental health facilities, because contracts to manage existing public facilities have not to date typically been offered to private operators. Public sector demand for new privatized facilities in our areas of operation lines may decrease and our potential for growth will depend on a number of factors we cannot control, including overall economic conditions, governmental and public acceptance of the concept of privatization, government budgetary constraints, and the number of facilities available for privatization.

In particular, the demand for our correctional and detention facilities and services could be adversely affected by changes in existing criminal or immigration laws, crime rates in jurisdictions in which we operate, the relaxation of criminal or immigration enforcement efforts, leniency in conviction, sentencing or deportation practices, and the decriminalization of certain activities that are currently proscribed by criminal laws or the loosening of immigration laws. For example, any changes with respect to the decriminalization of drugs and controlled substances could affect the number of persons arrested, convicted, sentenced and incarcerated, thereby potentially reducing demand for correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities. Immigration reform laws which are currently a focus for legislators and politicians at the federal, state and local level also could materially adversely impact us. Various factors outside our control could adversely impact the growth our GEO Care business, including government customer resistance to the privatization of mental health or residential treatment facilities, and changes to Medicare and Medicaid reimbursement programs.

We may not be able to meet state requirements for capital investment or locate land for the development of new facilities, which could adversely affect our results of operations and future growth.

Certain jurisdictions, including California, where we have a significant amount of operations, have in the past required successful bidders to make a significant capital investment in connection with the financing of a particular project. If this trend were to continue in the future, we may not be able to obtain sufficient capital resources when needed to compete effectively for facility management contacts. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Our inability to secure financing and desirable locations for new facilities could adversely affect our results of operations and future growth.

We depend on a limited number of governmental customers for a significant portion of our revenues. The loss of, or a significant decrease in business from, these customers could seriously harm our financial condition and results of operations.

We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. Of our 45 domestic governmental clients, five customers accounted for over 50% of our consolidated revenues for the thirty-nine weeks ended September 27, 2009. Three federal governmental agencies with correctional and detention responsibilities, the Bureau of Prisons, U.S. Immigration and Customs Enforcement, which we refer to as ICE, and the U.S. Marshals Service, accounted for 30.9% of our total consolidated revenues for the thirty-nine weeks ended September 27, 2009 with the Bureau of Prisons accounting for 5.3% of our total consolidated revenues for such period, ICE accounting for 11.7% of our total consolidated revenues for such period, and the U.S. Marshals Service accounting for 13.9% of our total consolidated revenues for such period. Government agencies from the State of Florida and the State of Texas accounted for 16.1% and 4.3% of our total consolidated revenues for the thirty-nine weeks ended

September 27, 2009, respectively. The loss of, or a significant decrease in, business from the Bureau of Prisons, ICE, U.S. Marshals Service, the State of Florida or any other significant customers could seriously harm our financial condition and results of operations. We expect to continue to depend upon these federal and state agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.

A decrease in occupancy levels could cause a decrease in revenues and profitability.

While a substantial portion of our cost structure is generally fixed, most of our revenues are generated under facility management contracts which provide for per diem payments based upon daily occupancy. Several of these contracts provide minimum revenue guarantees for us, regardless of occupancy levels, up to a specified maximum occupancy percentage. However, many of our contracts have no minimum revenue guarantees and simply provide for a fixed per diem payment for each inmate/detainee/patient actually housed. As a result, with respect to our contracts that have no minimum revenue guarantees and those that guarantee revenues only up to a certain specified occupancy percentage, we are highly dependent upon the governmental agencies with which we have contracts to provide inmates, detainees and patients for our managed facilities. Recently, in the State of California, a three Federal judge panel issued a tentative ruling recommending the early release of inmates over a two to three year period to relieve overcrowding conditions. California has indicated strong opposition to the ruling and has stated it will appeal this ruling to the United States Supreme Court. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenues and profitability. When combined with relatively fixed costs for operating each facility, regardless of the occupancy level, a material decrease in occupancy levels at one or more of our facilities could have a material adverse effect on our revenues and profitability, and consequently, on our financial condition and results of operations.

State budgetary constraints may have a material adverse impact on us.

According to the Center on Budget and Policy Priorities, the imbalance between available revenues and the funding needed for services led most states to face budget gaps in fiscal year 2009. The vast majority of states also faced or is facing additional shortfalls in fiscal year 2010. The Center on Budget and Policy Priorities reports that at least 41 states have enacted cuts in major spending areas including health care, services to the elderly and disabled, K-12 education, higher education, and other areas. At September 27, 2009, we had ten state correctional clients: Florida, Mississippi, Louisiana, Virginia, Indiana, Texas, Oklahoma, New Mexico, Arizona, and California. In response to the budget crisis, the State of California issued payment deferrals or promissory notes to pay its vendors, creditors, and employees. During fiscal 2009, we received payment deferrals from the State of California that totaled approximately $7.0 million. Although these deferrals were paid to us in full, if state budgetary constraints persist or intensify, our ten state customers’ ability to pay us may be impaired. Additionally, we may be forced to renegotiate our management contracts with those customers on less favorable terms and our financial condition, results of operations or cash flows could be materially adversely impacted. In addition, budgetary constraints at states that are not our current customers could prevent those states from outsourcing correctional, detention or mental health service opportunities that we otherwise could have pursued.

Competition for inmates may adversely affect the profitability of our business.

We compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities, and reputation of management and personnel. Barriers to entering the market for the management of correctional and detention facilities may not be sufficient to limit additional competition in our industry. In addition, our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at the facilities which they operate, they may take inmates currently housed in our facilities and transfer them to government operated facilities. Since we are paid on a per diem basis with no minimum guaranteed occupancy under many of our contracts, the loss of such inmates and resulting decrease in occupancy could cause a decrease in both our revenues and our profitability.

We are dependent on government appropriations, which may not be made on a timely basis or at all and may be adversely impacted by budgetary constraints at the federal, state and local levels.

Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the contracting governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have a material adverse effect on our cash flow and financial condition, which may make it difficult to satisfy our payment obligations on our indebtedness, including the notes and the senior credit facility, in a timely manner. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may continue to encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending which could limit or eliminate appropriations for the facilities that we operate. Additionally, as a result of these factors, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. Budgetary limitations may also make it more difficult for us to renew our existing contracts on favorable terms or at all. Further, a number of states in which we operate are experiencing significant budget deficits for fiscal year 2009. We cannot assure that these deficits will not result in reductions in per diems, delays in payment for services rendered or unilateral termination of contracts. In 2009, the State of California issued IOUs to vendors providing services to the state. During fiscal 2009, we received IOUs of $7.0 million from the State of California and subsequently received payment for all of these IOUs. However, we cannot assure you that IOUs received in the future will be paid timely or at all.

Public resistance to privatization of correctional, detention, mental health and residential facilities could result in our inability to obtain new contracts or the loss of existing contracts, which could have a material adverse effect on our business, financial condition and results of operations.

The management and operation of correctional, detention, mental health and residential facilities by private entities has not achieved complete acceptance by either government agencies or the public. Some governmental agencies have limitations on their ability to delegate their traditional management responsibilities for such facilities to private companies and additional legislative changes or prohibitions could occur that further increase these limitations. In addition, the movement toward privatization of such facilities has encountered resistance from groups, such as labor unions, that believe that correctional, detention, mental health and residential facilities should only be operated by governmental agencies. Changes in dominant political parties could also result in significant changes to previously established views of privatization. Increased public resistance to such privatization in any of the markets in which we operate, as a result of these or other factors, could have a material adverse effect on our business, financial condition and results of operations.

Our GEO Care business, which has become a material part of our consolidated revenues, poses unique risks not associated with our other businesses.

Our wholly-owned subsidiary, GEO Care, Inc., operates our mental health and residential treatment services division. This business primarily involves the delivery of quality care, innovative programming and active patient treatment at privatized state mental health facilities, jails, sexually violent offender facilities and long-term care facilities. GEO Care’s business has increased substantially over the last few years, both in general and as a percentage of our overall business. For the thirty-nine weeks ended September 27, 2009, GEO Care generated approximately $84.2 million in revenues, representing 10.1% of our consolidated revenues from continuing operations. GEO Care’s business poses several material risks unique to the operation of privatized mental health facilities and the delivery of mental health and residential treatment services that do not exist in our core business of correctional and detention facilities management, including, but not limited to, the following:

•	the concept of the privatization of the mental health and residential treatment services provided by GEO Care has not yet achieved general acceptance by either government agencies or the public, which could materially limit GEO Care’s growth prospects;

•	GEO Care’s business is highly dependent on the continuous recruitment, hiring and retention of a substantial pool of qualified physicians, nurses and other medically trained personnel which may not be available in the quantities or locations sought, or on the employment terms offered;

•	GEO Care’s business model often involves taking over outdated or obsolete facilities and operating them while it supervises the construction and development of new, more updated facilities; during this transition period, GEO Care may be particularly vulnerable to operational difficulties primarily relating to or resulting from the deteriorating nature of the older existing facilities; and

•	the facilities operated by GEO Care are substantially dependent on government funding, including in some cases the receipt of Medicare and Medicaid funding; the loss of such government funding for any reason with respect to any facilities operated by GEO Care could have a material adverse impact on our business.

Adverse publicity may negatively impact our ability to retain existing contracts and obtain new contracts.

Any negative publicity about an escape, riot or other disturbance or perceived poor conditions or medical mistreatment at a privately managed facility may result in publicity adverse to us and our industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew existing contracts or to obtain new contracts or could result in the termination of an existing contract or the closure of one or more of our facilities, which could have a material adverse effect on our business.

We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped.

When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations, including our payment obligations on the notes and the senior credit facility. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

Failure to comply with extensive government regulation and applicable contractual requirements could have a material adverse effect on our business, financial condition or results of operations.

The industry in which we operate is subject to extensive federal, state and local regulation, including educational, environmental, health care and safety laws, rules and regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations affects all areas of our operations. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and are subject to background investigations. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. We may not always successfully comply with these and other regulations to which we are subject and failure to comply can result in material penalties or the non-renewal or termination of facility management contracts. In addition, changes in existing regulations could require us to substantially modify the manner in which we conduct our business and, therefore, could have a material adverse effect on us.

In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, future legislation may have such an effect on us.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund amounts we have received, to forego anticipated revenues and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to Requests for Proposals, or RFPs, from governmental agencies to manage correctional facilities. Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, governmental agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain governmental entities. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions.

In addition to compliance with applicable laws and regulations, our facility management contracts typically have numerous requirements addressing all aspects of our operations which we may not all be able to satisfy. For example, our contracts require us to maintain certain levels of coverage for general liability, workers’ compensation, vehicle liability, and property loss or damage. If we do not maintain the required categories and levels of coverage, the contracting governmental agency may be permitted to terminate the contract. In addition, we are required under our contracts to indemnify the contracting governmental agency for all claims and costs arising out of our management of facilities and, in some instances, we are required to maintain performance bonds relating to the construction, development and operation of facilities. Facility management contracts also typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Failure to properly adhere to the various terms of our customer contracts could expose us to liability for damages relating to any breaches as well as the loss of such contracts, which could materially adversely impact us.

We may face community opposition to facility location, which may adversely affect our ability to obtain new contracts.

Our success in obtaining new awards and contracts sometimes depends, in part, upon our ability to locate land that can be leased or acquired, on economically favorable terms, by us or other entities working with us in conjunction with our proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. When we select the intended project site, we attempt to conduct business in communities where local leaders and residents generally support the establishment of a privatized correctional or detention facility. Future efforts to find suitable host communities may not be successful. In many cases, the site selection is made by the contracting governmental entity. In such cases, site selection may be made for reasons related to political and/or economic development interests and may lead to the selection of sites that have less favorable environments.

Our business operations expose us to various liabilities for which we may not have adequate insurance.

The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these general types of claims, except for claims relating to employment matters, for which we carry no insurance. However, we generally have high deductible payment requirements on our primary insurance policies, including our general liability insurance, and there are also varying limits on the maximum amount of our overall coverage. As a result, the insurance we maintain to cover the various liabilities to which we are exposed may not be adequate. Any losses relating to matters for which we are either uninsured or for which we do not have adequate insurance could have a material adverse effect on our business, financial condition or results of operations. In addition, any losses relating to employment matters could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to obtain or maintain the insurance levels required by our government contracts.

Our government contracts require us to obtain and maintain specified insurance levels. The occurrence of any events specific to our company or to our industry, or a general rise in insurance rates, could substantially increase our costs of obtaining or maintaining the levels of insurance required under our government contracts, or prevent us from obtaining or maintaining such insurance altogether. If we are unable to obtain or maintain the required insurance levels, our ability to win new government contracts, renew government contracts that have expired and retain existing government contracts could be significantly impaired, which could have a material adverse affect on our business, financial condition and results of operations.

Our international operations expose us to risks which could materially adversely affect our financial condition and results of operations.

For the thirty-nine weeks ended September 27, 2009, our international operations accounted for approximately 11.1% of our consolidated revenues from continuing operations. We face risks associated with our operations outside the U.S. These risks include, among others, political and economic instability, exchange rate fluctuations, taxes, duties and the laws or regulations in those foreign jurisdictions in which we operate. In the event that we experience any difficulties arising from our operations in foreign markets, our business, financial condition and results of operations may be materially adversely affected.

We conduct certain of our operations through joint ventures, which may lead to disagreements with our joint venture partners and adversely affect our interest in the joint ventures.

We conduct our operations in South Africa through our consolidated joint venture, South African Custodial Management Services Pty. Limited (“SACM”) and through our 50% owned joint venture South African Custodial Services Pty. Limited (“SACS”). We may enter into additional joint ventures in the future. Although we have the majority vote in our consolidated joint venture, SACM, through our ownership of 62.5% of the voting shares, we share equal voting control on all significant matters to come before SACS. These joint venture partners, as well as any future partners, may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture or the business of the joint venture in general.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.

We are dependent upon the continued service of each member of our senior management team, including George C. Zoley, our Chairman and Chief Executive Officer, Wayne H. Calabrese, our Vice Chairman and President, and Brian R. Evans, our Chief Financial Officer. The unexpected loss of Dr. Zoley, Mr. Calabrese or Mr. Evans could materially adversely affect our business, financial condition or results of operations.

In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, depending on the service we have been contracted to provide, we may need to hire operating management, correctional officers, security staff, physicians, nurses and other qualified personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could have a material effect on our business, financial condition or results of operations.

Our profitability may be materially adversely affected by inflation.

Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. While a substantial portion of our cost structure is generally fixed, if, due to inflation or other causes, our operating expenses, such as costs relating to personnel, utilities, insurance, medical and food, increase at rates faster than increases, if any, in our facility management fees, then our profitability could be materially adversely affected.

Various risks associated with the ownership of real estate may increase costs, expose us to uninsured losses and adversely affect our financial condition and results of operations.

Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, even if we have insurance for a particular loss, we may experience losses that may exceed the limits of our coverage.

Risks related to facility construction and development activities may increase our costs related to such activities.

When we are engaged to perform construction and design services for a facility, we typically act as the primary contractor and subcontract with other companies who act as the general contractors. As primary contractor, we are subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays. In addition, we are subject to the risk that the general contractor will be unable to complete construction at the budgeted costs or be unable to fund any excess construction costs, even though we typically require general contractors to post construction bonds and insurance. Under such contracts, we are ultimately liable for all late delivery penalties and cost overruns.

The rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms could adversely affect our operating results.

We are often required to post performance bonds issued by a surety company as a condition to bidding on or being awarded a facility development contract. Availability and pricing of these surety commitments is subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. In addition, we may not continue to have access to surety credit or be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under our senior credit facility, which would entail higher costs even if such borrowing capacity was available when desired, and our ability to bid for or obtain new contracts could be impaired.

We may not be able to successfully identify, consummate or integrate acquisitions.

We have an active acquisition program, the objective of which is to identify suitable acquisition targets that will enhance our growth. The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions. Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. We may also assume liabilities in connection with acquisitions that we would otherwise not be exposed to.

Adverse developments in our relationship with our employees could adversely affect our business, financial condition or results of operations.

At September 27, 2009, approximately 16% of our workforce was covered by collective bargaining agreements and, as of such date, collective bargaining agreements with approximately less than one percent of our employees were set to expire in less than one year. While only approximately 16% of our workforce schedule is covered by collective bargaining agreements, increases in organizational activity or any future work stoppages could have a material adverse effect on our business, financial condition, or results of operations.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We entered into a registration rights agreement with respect to the old notes. Under the registration rights agreement, we agreed, for the benefit of the holders of the old notes that we will, (a) not later than 75 days after the date of original issuance of the notes, file a registration statement for the old notes with the Commission with respect to a registered offer to exchange the old notes for new notes of the Company having terms substantially identical in all material respects to such old notes (except that the new notes will generally not contain terms with respect to transfer restrictions) and (b) use our best efforts to cause the registration statement provided for under the registration rights agreement to be declared effective under the Securities Act not later than 180 days after the date of original issuance of the old notes. We will keep the exchange offer for the old notes open for not less than 20 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes eligible to participate in the exchange offer.

For each old note surrendered to us pursuant to the exchange offer, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on such outstanding note, from the date of its original issue.

Under existing Commission interpretations, new notes acquired in a registered exchange offer by holders of old notes are freely transferable without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the new notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission, provided that broker-dealers (“participating broker-dealers”) receiving new notes in a registered exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement relating to such new notes.

Under the registration rights agreement, we are required to allow participating broker-dealers and other Persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes for 180 days following the effective date of such exchange offer registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

A holder of old notes who wishes to exchange its old notes for new notes in the exchange offer will be required to represent in the letter of transmittal that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Resale of New Notes

Based on no action letters of the Commission staff issued to third parties, we believe that new notes received in the exchange offer may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	the new notes are acquired in the ordinary course of your business; and

•	you do not intend to participate in a distribution of the new notes.

The Commission, however, has not considered the exchange offer for the new notes in the context of a specific no action letter, and the Commission may not make a similar determination as in the no action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the related new notes, you

•	cannot rely on such interpretations by the Commission staff; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only for new notes and only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $250,000,000 in aggregate principal amount of the Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the Commission. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will be entitled to the rights and benefits such holders have under the indenture relating to the Notes and the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in an exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “— Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes that are subject to the exchange offer of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied in relation to the exchange offer, we reserve the right, in our sole discretion

•	to delay accepting for exchange any old notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes that are subject to the exchange offer. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes that are subject to the exchange offer. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if it would otherwise expire during such period. We are generally required to extend the exchange offer for any material amendment so that at least five business days remain in the exchange offer after the amendment.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before the expiration date in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion before the expiration of the exchange offer. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times, provided that all conditions to the exchange offer must be satisfied or waived before the expiration of the exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the Notes under the Trust Indenture Act of 1939.

Procedures for Tendering

How to Tender Generally

Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

•	mail or deliver such letter of transmittal or facsimile to the exchange agent prior to 5:00 p.m. New York City time on the expiration date; or

•	comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address indicated on the cover page of the letter of transmittal. The exchange agent must receive such documents prior to 5:00 p.m. New York City time on the expiration date.

The tender by a holder that is not withdrawn prior to 5:00 p.m. New York City time on the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letters of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before 5:00 p.m. New York City time on the expiration date. You should not send the letters of transmittal or old notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner

If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of the old notes.

The transfer of registered ownership, if permitted under the indenture for the Notes, may take considerable time and may not be completed prior to the expiration date.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or a notice of withdrawal (as described below) guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act. In addition, such entity must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. Signature guarantees are not required, however, if the notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal;

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

When You Need Endorsements or Bond Powers

If a letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes. A member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program to tender. Participants in the program may, instead of physically completing and signing a letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	the agreement may be enforced against such participant.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes in the exchange offer. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes, provided that we will apply any such waiver equally to all holders of old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under an exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. In the case of old notes tendered by book-entry transfer in the exchange agent’s account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are not engaged in and do not intend to engage in the distribution of the new notes;

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of such new notes; and

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act.

Book-Entry Transfer

The exchange agent will establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to 5:00 p.m. New York City time on the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

•	prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having a office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

•	stating that the tender is being made thereby, and

•	guaranteeing that, within three (3) New York Stock Exchange (“NYSE”) trading days after the applicable expiration date, the letter of transmittal or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

•	the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) NYSE trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender under the exchange offer at any time prior to 5:00 p.m. New York City time on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address indicated on the cover page of the letter of transmittal; or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn; and

•	identify the old notes to be withdrawn, including the principal amount of such old notes.

If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders with respect to the exchange offer. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	Commission registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your old notes for new notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying values as the old notes. For each issue of the old notes, this carrying value is the aggregate principal amount of the old notes less any applicable original issue discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our indebtedness.

DESCRIPTION OF SENIOR CREDIT FACILITY

The following is a description of our senior credit facility. The summary is not complete and is subject and is qualified in its entirety by reference to the terms of the senior credit facility.

As of September 27, 2009, our senior credit facility consisted of a $365.0 million, seven-year term loan which matures January 24, 2014 and a $240.0 million, five-year revolving credit facility which, prior to the execution of Amendment No. 6, was set to expire September 14, 2010. The revolving credit facility contains a $97.5 million sublimit for the issuance of standby letters of credit. As of September 27, 2009, the interest rate for the term loan portion of the facility was LIBOR plus 1.50% (the weighted average rate on outstanding borrowings under the term loan portion of the facility as of September 27, 2009 was 1.85%). As of September 27, 2009, the revolving credit facility bore interest at LIBOR plus 2.00% or at the base rate (prime rate) plus 1.00%. The weighted average interest rate on outstanding borrowings under our senior credit facility was 2.07% as of September 27, 2009.

As of September 27, 2009, we had $155.9 million outstanding under the term loan portion of our senior credit facility and our $240.0 million revolving credit facility had $107.0 million outstanding in loans, $47.4 million outstanding in letters of credit and $85.6 million available for borrowings.

On October 5, 2009, on October 15, 2009, and again on December 4, 2009 we completed amendments to our senior credit facility through the execution of Amendment Nos. 5, 6 and 7, respectively, to the Amended and Restated Credit Agreement (“Amendment No. 5,” “Amendment No. 6” and/ or “Amendment No. 7”) between us, as Borrower, certain of our subsidiaries, as Guarantors, and BNP Paribas, as Lender and as Administrative Agent. Amendment No. 5 to the Credit Agreement among other things, effectively permitted us to issue up to $300.0 million of unsecured debt without having to repay outstanding borrowings on our senior credit facility. Amendment No. 6 to the Credit Agreement, among other things, modified the aggregate size of the credit facility from $240.0 million to $330.0 million, extended the maturity of the Revolver to 2012, modified the permitted maximum total leverage and maximum senior secured leverage financial ratios and eliminated the annual capital expenditures limitation. With this amendment, as of November 30, 2009, our senior secured credit facility is comprised of a $155.0 million Term Loan bearing interest at LIBOR plus 2.00% and maturing in January 2014 and the $330.0 million Revolver which currently bears interest at LIBOR plus 3.25% and matures in September 2012. As of November 30, 2009, we had the ability to borrow an incremental of approximately $217 million from the excess capacity on the Revolver after considering our current borrowings and debt covenants. Upon the execution of Amendment No. 6, we also had the ability to increase our borrowing capacity under the senior credit facility by another $200.0 million subject to lender demand, market conditions and existing borrowings. Amendment No. 7 to the Credit Agreement made revisions to certain definitions therein.

All of the obligations under our senior credit facility are unconditionally guaranteed by our material domestic subsidiaries that are restricted subsidiaries under the senior credit facility. GEO and these restricted subsidiaries generated approximately 80.9% of our consolidated revenues and 88.8% of our consolidated EBITDA for the fifty-two weeks ended September 27, 2009 and held approximately 81.1% of our consolidated assets as of September 27, 2009. The senior credit facility and the related guarantees are secured by substantially all of our present and future tangible and intangible assets and all present and future tangible and intangible assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by us and by each guarantor (other than 35% of the voting stock of foreign subsidiaries) and (ii) perfected first-priority security interests in all of our present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor.

Our senior credit facility contains certain customary representations and warranties and customary covenants that restrict our ability to, among other things (i) create, incur or assume any indebtedness, (ii) incur liens, (iii) make loans and investments, (iv) engage in mergers, acquisitions and asset sales, (v) sell our assets, (vi) make certain restricted payments, including declaring any cash dividends or redeeming or repurchasing capital stock, except as otherwise permitted, (vii) transact with affiliates, (viii) amend or modify the terms of any subordinated indebtedness, (ix) enter into debt agreements that contain negative pledges on our assets or covenants more restrictive than contained in our senior credit facility, (x) alter the business we conduct, and

(xi) materially impair our lenders’ security interests in the collateral for our loans. Our senior credit facility also requires us to comply with certain specified financial and affirmative covenants, including compliance with maximum senior secured and total leverage ratios and a minimum interest coverage ratio.

Events of default under our senior credit facility agreement include, but are not limited to, (i) our failure to pay principal or interest when due, (ii) our material breach of any representations or warranty, (iii) covenant defaults, (iv) bankruptcy, (v) cross default to certain other material indebtedness, (vi) unsatisfied final judgments over a threshold, (vii) material environmental claims which are asserted against us, and (viii) a change of control.

Voluntary prepayments and commitment reductions of our loans are permitted in whole or in part, subject to minimum prepayment or reduction requirements. Such voluntary prepayments and commitment reductions may be made without premium or penalty.

DESCRIPTION OF NOTES

General

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, references to “we,” “us,” “our,” and the “Company” refer to The GEO Group, Inc. and not to any of its Subsidiaries and references to the “Notes” refer to the 7 3/4% Senior Notes due 2017 offered by this prospectus and any additional notes issued under the Indenture in accordance with the terms of the Indenture.

The old notes were issued and the new notes will be issued under an indenture dated as of October 20, 2009 (the “Indenture”) between us, the Initial Guarantors and Wells Fargo Bank, N.A., as trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to as the Trust Indenture Act.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the Indenture is available from us at The GEO Group, Inc., One Park Place, 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487, Attn: Chief Financial Officer. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture or the registration rights agreement.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

The Notes

The Notes will be:

•	our general, unsecured obligations;

•	equal in right of payment with all of our existing and future unsecured, unsubordinated indebtedness;

•	effectively junior to our secured indebtedness, to the extent of the assets securing such indebtedness;

•	senior in right of payment to any of our future subordinated indebtedness;

•	unconditionally guaranteed by the Guarantors as described under “— The Note Guarantees;”

•	structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our Subsidiaries that do not guarantee the Notes.

As of the date of the Indenture, all of our Subsidiaries, other than CSC of Tacoma, LLC, GEO International Holdings, Inc., certain dormant Domestic Subsidiaries and all Foreign Subsidiaries in existence as of the date of the Indenture, will be Restricted Subsidiaries, and each of our Subsidiaries that has guaranteed our obligations under the Credit Agreement will guarantee the Notes. However, under the circumstances described below under the subheading ‘— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate other Subsidiaries, as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the Notes. The Unrestricted Subsidiaries generated approximately 19.1% of our consolidated revenues and 11.2% of our consolidated EBITDA for the fifty-two weeks ended September 27, 2009 and held approximately 18.9% of our consolidated assets as of September 27, 2009.

The Note Guarantees

The Notes will initially be fully and unconditionally guaranteed by each of our Restricted Subsidiaries that has guaranteed our obligations under the Credit Agreement (collectively, the “Initial Guarantors”) and may be guaranteed by additional Subsidiaries of ours as described below under “Certain covenants — Additional Note Guarantees.” Each Note Guarantee of a Guarantor will be:

•	a general unsecured obligation of such Guarantor;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of such Guarantor;

•	effectively junior to such Guarantor’s secured indebtedness, to the extent of the assets securing such indebtedness, and to any indebtedness and other liabilities, including trade payables, of any Subsidiaries of such Guarantor that do not guarantee the Notes; and

•	senior in right of payment to any future subordinated indebtedness of such Guarantor.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Fraudulent conveyance laws may permit courts to void the guarantees of the notes in specific circumstances.”

Not all of our Subsidiaries will guarantee the Notes. We and the Initial Guarantors generated approximately 80.9% of our consolidated revenues and 88.8% of our consolidated EBITDA for the fifty-two weeks ended September 27, 2009 and held approximately 81.1% of our consolidated assets as of September 27, 2009.

The Note Guarantee of a Guarantor may be released in certain circumstances. See “— Certain Covenants — Additional Note Guarantees.”

Principal, Maturity and Interest

The Notes will be unlimited in aggregate principal amount, with $250.0 million aggregate principal amount to be issued in this offering, and will mature on October 15, 2017. We may issue additional Notes from time to time, subject to the covenant described below under the subheading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, redemptions of Notes, offers to purchase Notes and the percentage of Notes required to consent to waivers of provisions of, and amendments to, the Indenture. We will issue Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest on the Notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2010. We will make each interest payment to the Holders of record on the close of business on the immediately preceding April 1 and October 1. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to us, we will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar for the Notes. We may change the paying agent or registrar without prior notice to the Holders of the Notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Ranking

The Notes and the Note Guarantees will be our and the Guarantors’ unsecured, general obligations and the indebtedness evidenced by the Notes and the Note Guarantees will rank equal in right of payment to all of our and the Guarantor’s other existing and future unsecured general obligations and senior in right of payment to all of our and the Guarantors’ future obligations expressly subordinated in right of payment to the Notes and the Note Guarantees. The Notes and the Note Guarantees, however, will be effectively subordinated to our and the Guarantors’ secured indebtedness with respect to the assets securing such obligations, including indebtedness under the Credit Agreement, which is secured by liens on substantially all of our and our Domestic Subsidiaries’ tangible and intangible assets as specified in the Credit Agreement. We conduct some of our business through our Subsidiaries and joint ventures. The Notes will be effectively subordinated to all existing and future liabilities of our Subsidiaries that do not guarantee the Notes and joint ventures, including trade payables.

As of September 27, 2009, we had a total of $412.3 million of consolidated debt outstanding, excluding $117.2 million of non-recourse debt and capital lease liability balances of $15.3 million. As of September 27, 2009, we also had outstanding six letters of guarantee totaling $6.4 million under separate international credit facilities. We also have the ability to increase borrowing capacity by $200.0 million under the accordion feature of our Senior Credit Facility, as amended, subject to lender demand and market conditions. In addition, as of September 27, 2009, our non-guarantor Subsidiaries had $102.4 million of indebtedness, which is non-recourse to us and the Guarantors.

Optional Redemption

At any time on or prior to October 15, 2012, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of outstanding Notes issued under the Indenture at a redemption price of 107.750% of their principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided, that: (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by us and our Subsidiaries); and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to October 15, 2013, we may, at our option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

After October 15, 2013, we may, at our option, redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on October 15 of the years indicated below:

Year	Percentage

2013	103.875%
2014	101.938%
2015 and thereafter	100.000%

For a description of the procedures applicable to a redemption of all or part of the Notes pursuant to the provisions of the Indenture described in this section, see “— Selection and Notice.”

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The paying agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, Holders of the Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Company’s Board of Directors, including, in connection with the proxy contest where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as Continuing Directors. In this regard, a recent decision of the Delaware Chancery Court (not involving the Company or its securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities substantially similar to the change of control event described in clause (5) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

The Credit Agreement contains, and other indebtedness of the Company may contain, prohibitions on the occurrence of events that would constitute a Change of Control or require that indebtedness be repurchased upon a Change of Control. A Change of Control will constitute an event of default under the Credit Agreement and, unless the Company were able to obtain a waiver from the lenders under the Credit Agreement, the terms of the Credit Agreement would prohibit our purchase of the Notes in the event we are required to make a Change of Control Offer. There can be no assurance that the Company would be able to obtain a waiver from the lender under the Credit Agreement to purchase the Notes in connection with a Change of Control. In addition, if a Change of Control Offer occurs, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding Notes pursuant to a Change of Control Offer, we expect that we would seek third-party financing to the extent we do not have available funds to meet our purchase obligations and any other obligations in respect of our other indebtedness. However, there can be no assurance that we would be able to obtain the necessary financing. See “Risk Factors — Risks Related to the Notes. We may not be able to repurchase the Notes in the event of a change of control because the terms of our indebtedness or lack of funds may prevent us from doing so.”

Asset Sales

We will not, and we will not permit any of our Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (except in respect of Designated Assets sold pursuant to a Designated Asset Contract);

(2) the fair market value or Designated Asset Value, as applicable, in the case of any Asset Sales or series of related Asset Sales having a fair market value of $25.0 million or more, is determined by our Board of Directors and evidenced by a resolution of our Board of Directors set forth in an Officers’ Certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by us or such Restricted Subsidiary is in the form of cash. For purposes of this clause (3) only, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the applicable Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(c) notes or other obligations or Indebtedness actually received by the Company or any such Restricted Subsidiary as consideration for the sale or other disposition of a Designated Asset pursuant to a contract with a governmental or quasi-governmental agency, but only to the extent that such notes or other obligations or Indebtedness were explicitly required to be included, or permitted to be included solely at the option of the purchaser, in such consideration pursuant to such contract;

(d) Indebtedness actually received by the Company or any such Restricted Subsidiary as consideration for the sale or other disposition of an Unoccupied Facility, in an aggregate principal amount, in any fiscal year of the Company, when taken together with all Indebtedness received as consideration pursuant to this clause (d) since the date of the Indenture (but, to the extent that the principal of any Indebtedness received pursuant to this clause (d) is repaid in cash or such Indebtedness is sold or otherwise liquidated for cash, minus the amount of such cash received), not to exceed $20 million; and

(e) any Designated Non-Cash Consideration received by the Company or any such Restricted Subsidiary in the Asset Sale, in an aggregate amount in any fiscal year of the Company (measured on the date such Designated Non-Cash Consideration was received without giving effect to subsequent changes in value), when taken together with all other Designated Non-Cash Consideration received as consideration pursuant to this clause (e) during such fiscal year (but, to the extent that any such Designated Non-Cash Consideration is sold or otherwise liquidated for cash, minus the lesser of (a) the amount of the cash received (less the cost of disposition, if any) and (b) the initial amount of such Designated Non-Cash Consideration), not to exceed $25 million.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may engage in Asset Swaps; provided that,

(1) immediately after giving effect to such Asset Swap, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and

(2) the Board of Directors of the Company determines that the fair market value of the assets received by the Company or the Restricted Subsidiary in the Asset Swap is not less than the fair market value of the assets disposed of by the Company or such Restricted Subsidiary in such Asset Swap and such determination is evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the trustee.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Restricted Subsidiary may apply those Net Proceeds, at its option:

(1) to repay permanently Indebtedness under the Credit Agreement (and with respect to Net Proceeds of a Restricted Subsidiary that is not a Guarantor, Indebtedness of such Restricted Subsidiary) and, if the Indebtedness permanently repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire, or enter into a definitive agreement to acquire, all or substantially all of the assets of, a Permitted Business or a majority of the Voting Stock of a Person engaged in a Permitted Business, provided that such Person becomes a Restricted Subsidiary and provided, further, however, in the case of a definitive agreement, that such acquisition closes within 120 days of such 360 day period;

(3) to make a capital expenditure in or that is used or useful in a Permitted Business (provided that the completion of (i) construction of new facilities, (ii) expansions to existing facilities and (iii) repair or construction of damaged or destroyed facilities, in each case, which commences within such 360 days may extend for an additional 360 day period if the Net Proceeds to be used for such construction, expansion or repair are committed specifically for such activity within such 360 days); or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph, or that the Company determines will not be applied or invested as provided in the preceding paragraph, will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and, at the Company’s option, all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase on a pro rata basis the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The agreements governing the Company’s other Indebtedness contain prohibitions of certain events, including certain types of Asset Sales. The terms of the Credit Agreement would prohibit our purchase of the Notes in the event we were required to make an Asset Sale Offer. In addition, the exercise by the holders of Notes of their right to require the Company to repurchase the Notes in connection with an Asset Sale Offer could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis (based on amounts tendered), by lot or by such method as the trustee deems fair and appropriate.

No Notes of $2,000 or less can be redeemed in part.  Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the date of the Indenture:

(1) the Notes are rated Baa3 or better by Moody’s or BBB- or better by Standard & Poor’s (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(a) “ — Repurchase at the Option of Holders — Asset Sales;”

(b) “ — Restricted Payments;”

(c) “ — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(d) “ — Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(e) “ — Designation of Restricted and Unrestricted Subsidiaries;”

(f) “ — Transactions with Affiliates;”

(g) clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets;”

(h) clauses (1)(a) and (3) of the covenant described below under the caption “— Sale and Leaseback Transactions;” and

(i) “ — Business Activities.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant under the caption “— Designation of Restricted and Unrestricted Subsidiaries” unless such designation would have been permitted if a Suspension Period had not been in effect at such time.

Notwithstanding the foregoing, if the rating assigned by such rating agency should subsequently decline and the Notes are not rated Baa3 or better by Moody’s nor BBB- or better by Standard & Poor’s (or if either such agency ceases to rate the Notes, the equivalent investment grade credit rating from another nationally recognized statistical rating organization), the foregoing covenants will be reinstated as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Notwithstanding that the suspended covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any period such covenants have been suspended. There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s, or any Restricted Subsidiary’s, Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interests in their capacity as such (other than dividends or distributions payable (A) in Equity Interests (other than Disqualified Stock) of the Company or (B) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated to the Notes or any Note Guarantee, except a payment of interest or principal to the Company or any Restricted Subsidiary or except any payment made at the Stated Maturity thereof (or any payment, purchase or other acquisition, in anticipation of satisfying a sinking fund obligation, principal installment or final maturity due within one year); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), and (5) of the next succeeding paragraph) and the aggregate of any Permitted Investments then outstanding pursuant to clause (15) of the definition thereof, is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company, for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100%, of such deficit); plus

(b) (i) 100% of the aggregate net cash proceeds plus (ii) 100% of the aggregate fair market value of any Permitted Business or assets used or useful in a Permitted Business (other than Restricted Investments), in each case, to the extent received by the Company since the date of the Indenture as a contribution to its common equity capital or in consideration of the issuance of Equity Interests of the Company (other than Disqualified Stock), except to the extent used to make an Investment pursuant to clause (12) or (14) of the definition of Permitted Investments, or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the fair market value of the Company’s or any Restricted Subsidiary’s Investment in such Subsidiary as of the date of such redesignation or (ii) the fair market value of the Company’s or any Restricted Subsidiary’s Investment in such Subsidiary as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary to the extent such Investment was treated as a Restricted Payment, plus the amount of any Investments made in such Subsidiaries subsequent to such designation (or in the case of any Subsidiary that is an Unrestricted Subsidiary as of the date of the Indenture, subsequent to the date of the Indenture) to the extent any such Investment was treated as a Restricted Payment by the Company or any Restricted Subsidiary; plus

(e) 100% of any other dividends or other distributions received by the Company or a Restricted Subsidiary since the date of the Indenture from an Unrestricted Subsidiary of the Company to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period in an amount not to exceed the amount of Restricted Investments previously made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) repurchases of Equity Interests of the Company deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(6) the repurchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any Restricted Subsidiary held by any member of the Company’s (or any Restricted Subsidiary’s) management; provided that the aggregate amount expended pursuant to this clause (6) shall not exceed $2.0 million in any twelve-month period; and

(7) Restricted Payments not otherwise permitted in an amount not to exceed $150.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of

Directors of the Company whose resolution with respect thereto will be delivered to the trustee. Except with respect to a Restricted Payment permitted by clauses (1) through (7) above, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date on which such Restricted Payment was made, the Company will deliver to the trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness or issue Disqualified Stock and any Foreign Subsidiary may incur Indebtedness, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period;

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of Disqualified Stock, as set forth below (collectively, “Permitted Debt”):

(1) the incurrence by the Company and any Restricted Subsidiary of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed $525.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under the Credit Agreement and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, pursuant to the covenant described under the subheading “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by the Company and any Restricted Subsidiary of Existing Indebtedness;

(3) the incurrence by the Company of Indebtedness represented by the Notes to be issued on the date of the Indenture and any Guarantees thereof by any Guarantor;

(4) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) $20.0 million and (ii) 5.0% of Consolidated Tangible Assets, at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (5) of this paragraph;

(6) the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any Restricted Subsidiary; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary; will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations that are incurred for the purpose of fixing, hedging or swapping interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or for hedging foreign currency exchange risk, in each case to the extent the Hedging Obligations are incurred in the ordinary course of the Company’s financial management and not for any speculative purpose;

(8) the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

(10) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, including Indebtedness represented by letters of credit for the account of the Company or any Restricted Subsidiary, incurred in respect of workers’ compensation claims, self-insurance obligations, performance, proposal, completion, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business; provided, that the underlying obligation to perform is that of the Company or its Restricted Subsidiaries and not that of the Company’s Unrestricted Subsidiaries; provided further, that such underlying obligation is not in respect of borrowed money;

(11) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $50.0 million;

(12) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, including but not limited to Indebtedness represented by letters of credit for the account of the Company or any Restricted Subsidiary, arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of the Company or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing such acquisition;

(13) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five business days of incurrence; or

(14) the issuance of preferred stock of a Restricted Subsidiary to the Company that is pledged to secure the Credit Agreement, provided that any subsequent transfer that results in such preferred stock being held by a Person other than the Company or a Restricted Subsidiary will be deemed to constitute an issuance of preferred stock not permitted by this clause (14).

The Company will not, and will not permit any Guarantor, to incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Note Guarantee on substantially identical terms; provided, however, that no Indebtedness of the Company or any Guarantor will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

For purposes of determining compliance with the provisions in the Indenture described in this “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable or prior basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided, that, the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the Notes and the exchange Notes;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions of any contract or agreement entered into in the ordinary course of business and customary provisions restricting subletting or transfer of any interest in real or personal property contained in any lease or easement agreement of the Company or any Restricted Subsidiary;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of all or substantially all of the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition of all or substantially all of the assets or Capital Stock of such Restricted Subsidiary;

(8) Permitted Refinancing Indebtedness; provided, that, the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness with respect to dividends and other payments are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) any Indebtedness incurred in compliance with the covenant under the caption “— Incurrence of Indebtedness and issuance of Preferred Stock” by any Foreign Subsidiary or any Guarantor, or any agreement pursuant to which such Indebtedness is issued, if the encumbrance or restriction applies only to such Foreign Subsidiary or Guarantor and only in the event of a payment default or default with respect to a financial covenant contained in the Indebtedness or agreement and the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Board of Directors of the Company) and the Board of Directors of the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to pay interest or principal on the Notes; or

(13) an arrangement or circumstance arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary.

Merger, Consolidation or Sale of Assets

The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in an assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, lease, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) no Default or Event of Default exists;

(4) the Company or the other Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(5) the Company or the other Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, lease, transfer, conveyance or other disposition has been made will have delivered to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, lease, conveyance, transfer, or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Clause (4) of this “— Merger, Consolidation or Sale of Assets” covenant will not apply to: (a) a sale, transfer or other disposition of assets between or among the Company and any of its Restricted Subsidiaries or (b) any merger or consolidation of a Restricted Subsidiary into the Company.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or amend any contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) except with respect to leases of facilities entered into in the ordinary course of business with a Wholly Owned Subsidiary, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) indemnity agreements and reasonable employment arrangements (including severance and retirement agreements) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, in each case approved by the disinterested members of the Board of Directors of the Company;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

(4) sales of Equity Interests (other than Disqualified Stock) of the Company;

(5) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments”;

(6) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of the Company and its Restricted Subsidiaries; and

(7) any pledge of any Government Operating Agreement to secure Non-Recourse Project Financing Indebtedness related to the facility that is the subject of such Government Operating Agreement.

Additional Note Guarantees

The Company will not permit any of its Restricted Subsidiaries which are not Guarantors directly or indirectly, to Guarantee the payment of (a) any Indebtedness of the Company or any Guarantor under any Credit Facility or (b) any Indebtedness of the Company or any Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $100 million or more, unless, in each case, such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Note Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) such sale or other disposition complies with the provisions of the Indenture described under the subheading “— Repurchase at the Option of Holders — Asset Sales,” including the application of the Net Proceeds therefrom.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the provisions of the Indenture described under the subheading “— Repurchase at the Option of Holders — Asset Sales”;

(2) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(3) upon Legal Defeasance or Covenant Defeasance of the Notes, as described in “— Legal Defeasance and Covenant Defeasance”; or

(4) upon the release or termination (other than a termination or release resulting from the payment thereon) of the Guarantee of (a) all Indebtedness of the Company or any Guarantor under any Credit Facility and (b) all Indebtedness of the Company or any Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $100 million or more.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be Investments made as of the time of the designation, subject to the limitations on Restricted Payments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided, that, such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided, that, the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;”

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company, upon request, will furnish to the Holders of Notes:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, if any such information is required to be delivered.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under “Events of Default and Remedies” until 120 days after the date any report hereunder is due.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any Restricted Subsidiary to comply with the provisions described under the subheadings “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any Guarantor for 60 consecutive days after notice to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to make any payment due at final maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by the Company or any Restricted Subsidiary to pay final judgments not covered by insurance aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

The Company is required to deliver to the trustee annually a written statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a written statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described above under the caption “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date and, if the Notes are being defeased to a particular redemption date, the Company must have delivered to the trustee an irrevocable notice of redemption;

(2) in the case of Legal Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing either (a) on the date of such deposit or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(7) the Company must have delivered to the trustee an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

(8) the Company must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or change the optional redemption dates or optional redemption prices from those stated under the caption “— Optional Redemption;”

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) waive a redemption payment with respect to any Note;

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(10) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the subheading “— Repurchase at the Option of Holders — Asset Sales” after the obligation to make an Asset Sale Offer has arisen or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the subheading “— Repurchase at the Option of Holders — Change of Control”, after a Change of Control has occurred including, in each case, amending, changing or modifying any definition relating thereto; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors, if any, and the trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or the Notes;

(7) to provide for the issuance of additional Notes in accordance with the limitations described herein; or

(8) to allow a Subsidiary to execute a supplemental indenture for the purpose of providing a Note Guarantee in accordance with the provisions of the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Notes initially will be represented by one or more Notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except as described below. See “— Exchange of Global Notes for Certificated Notes.” Owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, the Euroclear System (“Euroclear” ) and Clearstream Banking, S.A. (“Clearstream”) is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC or indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes may hold their interests in such Notes through Euroclear, Clearstream or DTC if they are Participants in such systems or indirectly through organizations which are Participants in such systems. However, upon issuance, we intend to settle by delivering interests in the Regulation S Global Notes solely through Euroclear or Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address, but only, in connection with any payment of principal or redemption or purchase price of or premium on any certificated note, upon surrender thereof at the office of the trustee or any paying agent. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that, beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at October 15, 2013 (such redemption price being described under “— Optional Redemption”) plus (2) all remaining required interest payments due on such Note through October 15, 2013 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, lease, transfer, conveyance or other disposition of any assets or rights; provided, that, the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the subheading “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the subheading “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the covenant described under the subheading — Repurchase at the Option of Holders — Asset Sales”; and

(2) the issuance or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company’s Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves the sale of assets or the issuance or sale of Equity Interests of a Restricted Subsidiary having a fair market value of less than $10.0 million;

(2) a transfer of assets by the Company to any of its Restricted Subsidiaries or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the subheading “— Certain Covenants — Restricted Payments.”

“Asset Swap” means an exchange of assets other than cash, Cash Equivalents or Equity Interests of the Company or any Subsidiary by the Company or a Restricted Subsidiary of the Company for :

(1) one or more Permitted Businesses;

(2) a controlling equity interest in any Person that becomes a Restricted Subsidiary whose assets consist primarily of one or more Permitted businesses; and/or

(3) one or more real estate properties.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13 (d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) (“Government Securities”) having maturities of not more than one year from the date of acquisition;

(3) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest ratings obtainable from either Moody’s or Standard & Poor’s with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having the highest rating obtainable from Moody’s or Standard & Poor’s and in each case maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) with respect to any Foreign Subsidiary, deposit accounts held by such Foreign Subsidiary in local currency at local commercial banks or savings banks or saving and loan associations in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, assignment, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act other than the Company and any Restricted Subsidiary);

(2) the approval by the holders of the Voting Stock of the Company of a plan relating to the liquidation or dissolution of the Company or, if no such approval is required, the adoption of a plan by the Company relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including without limitation any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 45% of the voting power of the Voting Stock of the Company;

(4) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), becomes, directly or indirectly, the Beneficial Owner of 45% or more of the voting power of all classes of Voting Stock of the Company; or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period; plus, in each case, to the extent deducted in computed Consolidated Net Income,

(1) losses realized by such Person and its Restricted Subsidiaries in connection with sales of assets outside the ordinary course of business; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), net of Non-Recourse Interest Payments received in cash by the Company or any Restricted Subsidiary relating to any Non-Recourse

Project Financing Indebtedness up to the amount of interest expense for such Non-Recourse Project Financing Indebtedness; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash payments in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired during such period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) the Net Income or loss of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries.

“Consolidated Tangible Assets” means the total assets, less goodwill and other intangibles shown on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset (except any such intangible assets) owned by the Company or any of the Company’s Restricted Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of January 24, 2007, by and among the Company, BNP Paribas as administrative agent for the lenders and as lead arranger and syndication agent and the other lenders named therein, and other parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (and/or amended and restated) as of the date of the Indenture and as may be further amended (and/or amended and restated), modified, renewed, refunded, replaced or refinanced from time to time, in whole or in part, with the same or different lenders (including, without limitation, any amendment, amendment and restatement, modification, renewal, refunding, replacement or refinancing that increases the maximum amount of the loans made or to be made thereunder).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, project financings, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, (and/or amended and restated) restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, but excluding, in each case any debt securities.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Asset” means any facility used in a Permitted Business owned or leased by the Company or any Restricted Subsidiary that is subject to a Government Authority’s option to purchase or right of reversion under the related Designated Asset Contract.

“Designated Asset Contract” means (a) contracts or arrangements in existence on the date of the Indenture with respect to the following facilities under which a Governmental Authority has the right to purchase such facility for the Designated Asset Value of such facility, or with respect to which there is a right of reversion of all or a portion of the Company’s or a Restricted Subsidiary’s ownership or leasehold interest in such facility: Western Region Detention Facility at San Diego; Central Arizona Correctional Facility; Arizona State Prison Phoenix; Robert A. Deyton Detention Facility; Lawton Correctional Facility; Arizona State Prison Florence; and Columbia Regional Care Center; and (b) a contract that is acquired or entered into after the date of the Indenture under which a Governmental Authority has an option to purchase a Designated Asset from the Company or a Restricted Subsidiary for a Designated Asset Value or a right of reversion of all or a portion of the Company’s or such Restricted Subsidiary’s ownership or leasehold interest in such Designated Asset, provided that such contract is acquired or entered into in the ordinary course of business and is preceded by (i) a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that the acquisition or entering into of such contract has been approved by a majority of the members of the Board of Directors or (ii) an Officers’ Certificate certifying that the acquisition or entering into of such contract has been approved by the Chief Executive Officer of the Company and, in either case, the option to purchase or right of reversion in such contract is on terms the Board of Directors, or the Chief Executive Officer, as applicable, has determined to be reasonable and in the best interest of the Company taking into account the transaction contemplated thereby or by the acquisition thereof.

“Designated Asset Value” means the aggregate consideration to be received by the Company or a Restricted Subsidiary as set forth in a Designated Asset Contract.

“Designated Non-Cash Consideration” means the fair market value of total consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the Company’s principal executive officer or principal financial Officer, less the amount of cash or Cash Equivalents received in connection with the Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the subheading “— Certain Covenants — Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States (but not the laws of Puerto Rico) or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Guarantor.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering of Capital Stock (other than Disqualified Stock or Capital Stock that by its terms has a preference in liquidation or as to dividends over any other Capital Stock) of the Company (other than (1) an offering pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company and (2) an offering with aggregate net proceeds to the Company of less than $35.0 million).

“Existing Indebtedness” means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

“Event of Default” means any event that is described under the subheading ’— Events of Default and Remedies.”

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized, including, without limitation, amortization of original issue discount, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, net of Non-Recourse Interest Payments received in cash by the Company or any Restricted Subsidiary relating to any Non-Recourse Project Financing Indebtedness up to the amount of interest expense for such Non-Recourse Project Financing Indebtedness, but excluding amortization of debt issuance costs and non-cash interest expense imputed on convertible debt instruments pursuant to APB No. 14-1; plus

(2) any interest expense on Indebtedness of another Person to the extent such indebtedness is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local effective cash tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period, provided, however, that interest expense, if any, attributable to any Non-Recourse Project Financing Indebtedness computed on a pro forma basis, shall be computed giving pro forma effect to any Non-Recourse Interest Payments related to such Non-Recourse Project Financing Indebtedness, provided, further, that the obligation to make such Non-Recourse Interest Payments commences with the incurrence of the corresponding Non-Recourse Project Financing Indebtedness.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession as amended and/or modified from time to time. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Governmental Authority” means any nation, province, state, municipality or political subdivision thereof, and any government or any agency or instrumentality thereof exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Government Operating Agreement” means any management services contract, operating agreement, use agreement, lease or similar agreement with a Governmental Authority relating to a facility in a Permitted Business.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, provided that the pledge of any Government Operating Agreement with respect to any facility to secure Non-Recourse Project Financing Indebtedness related to such facility shall not be deemed a Guarantee.

“Guarantors” means the Initial Guarantors and any other Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns until released in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates; and

(3) foreign exchange contracts, currency swap agreements, currency option agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that the pledge of any Government Operating Agreement to secure Non-Recourse Project Financing Indebtedness related to the facility that is the subject of such Governmental Operating Agreement shall not be deemed Indebtedness) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Initial Guarantors” means the Restricted Subsidiaries of the Company that Guarantee the Notes on the date the Notes were originally issued, all of which are signatories to the Indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and including the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of all Investments in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the subheading “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the subheading “— Certain Covenants — Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any sale of assets outside the ordinary course of business; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

(3) any loss resulting from impairment of goodwill recorded on the consolidated financial statements of such Person pursuant to SFAS No., 142 “Goodwill and Other Intangible Assets”;

(4) any loss resulting from the change in fair value of a derivative financial instrument pursuant to SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”; and

(5) amortization of debt issuance costs.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock, property or assets of the Company or any of its Restricted Subsidiaries.

“Non-Recourse Project Financing Indebtedness” means any Indebtedness of a Subsidiary (the “Project Financing Subsidiary”) incurred in connection with the acquisition, construction or development of any facility:

(1) where either the Company, a Restricted Subsidiary or such Project Financing Subsidiary operates or is responsible for the operation of the facility pursuant to a Government Operating Agreement;

(2) as to which neither the Company nor any of its Restricted Subsidiaries, other than such Project Financing Subsidiary, (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), it being understood that neither (i) equity Investments funded at the time of or prior to the incurrence of such Indebtedness, nor (ii) the pledge by the Company or any Restricted Subsidiary of the Government Operating Agreement relating to such facility shall be deemed credit support or an Investment or (b) is directly or indirectly liable as a guarantor or otherwise;

(3) where, upon the termination of the management services contract with respect to such facility, neither the Company nor any of its Restricted Subsidiaries, other than the Project Financing Subsidiary, will be liable, directly or indirectly, to make any payments with respect to such Indebtedness (or portion thereof);

(4) the interest expense related to such Indebtedness is fully serviced by a payment pursuant to a Government Operating Agreement with respect to such facility (the “Non-Recourse Interest Payment”); and

(5) such Project Financing Subsidiary has no assets other than the assets, including working capital, reasonably related to the design, construction, management and financing of the facility.

“Note Guarantee” means a Guarantee of the Notes pursuant to the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, an Assistant Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

“Permitted Business” means the business conducted by the Company and its Restricted Subsidiaries on the date of the Indenture and businesses reasonably related thereto or ancillary or incidental thereto or a reasonable extension thereof, including the privatization of governmental services.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary (other than a Project Financing Subsidiary);

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person (other than a Project Financing Subsidiary), if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary (other than a Project Financing Subsidiary); or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary (other than a Project Financing Subsidiary);

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the subheading “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(6) Hedging Obligations entered into the ordinary course of business and not for any speculative purpose;

(7) other Investments in any other Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) not to exceed: (a) $40.0 million; plus (b) the net reductions in Investments made pursuant to this clause (7) resulting from distributions on or repayments of such Investments or from the net cash proceeds from the sale or other disposition of any such Investment; provided, that, the net reduction in any Investment shall not exceed the amount of such Investment;

(8) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(9) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary not to exceed $5.0 million outstanding at any one time for all loans or advances under this clause (9);

(10) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(11) Investments in existence on the date of the Indenture;

(12) Investments that are made or received in exchange for Equity Interests (other than Disqualified Stock) of the Company;

(13) Investments in South African Services Pty Ltd. having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (13) not to exceed $30.0 million;

(14) any Investments made or acquired with the net cash proceeds of a substantially concurrent issuance or sale of Equity Interests (other than Disqualified Stock) of the Company; and

(15) any Investment in any Person that is not at the time of such Investment, or does not thereby become, a Restricted Subsidiary, in an aggregate amount (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) since the date of first issuance of the Notes (but, to the extent that any Investment made pursuant to this clause (15) since the date of first issuance of the Notes is sold or otherwise liquidated for cash, minus the lesser of (a) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (b) the initial amount of such Investment) not to exceed 10% of Consolidated Tangible Assets; provided that the Company or a Restricted Subsidiary of the Company has entered, or concurrently with any such Investment, enters into or assumes a Government Operating Agreement with respect to assets of such Person that are used or useful in a Permitted Business.

“Permitted Liens” means:

(1) Liens on any assets (including real or personal property) of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations under Credit Facilities that were permitted to be incurred by the terms of the Indenture;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) incurred under clause (4) of the second paragraph of the covenant described above under the subheading — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that, any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens securing Permitted Refinancing Indebtedness; provided that any such Lien does not extend to or cover any property, Capital Stock or Indebtedness other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;

(10) Attachment or judgment Liens not giving rise to a Default or an Event of Default;

(11) Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(12) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $15.0 million at any one time outstanding;

(13) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary or deposits or cash or Government Securities to secure surety or appeal bonds to which the Company or any Restricted Subsidiary is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions; if any, as shall be required by GAAP shall have been made in respect thereof;

(15) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of the Company or a Restricted Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or such Restricted Subsidiary;

(16) Liens securing Hedging Obligations so long as the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(17) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(18) normal customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(19) Liens on assets of a Project Financing Subsidiary securing Non-Recourse Project Financing Indebtedness of such Project Financing Subsidiary and Liens on any Government Operating Agreement securing Non-Recourse Project Financing Indebtedness related to the facility that is the subject of such Government Operating Agreement; and

(20) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than property that is the subject of a Sale Leaseback Transaction).

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in repayment of, exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, repay, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness and Disqualified Stock of the Company or a Restricted Subsidiary); provided, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, repaid, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded; and

(4) such Indebtedness is incurred either by the Company or by any Restricted Subsidiary who is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, repaid, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to another Person and the Company or a Restricted Subsidiary leases it from such Person other than a lease properly characterized pursuant to GAAP as a Capital Lease Obligation.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Standard & Poor’s” means Standard & Poor’s Rating Services.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for prepayment (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the Notes to October 15, 2013; provided, however, that if the then remaining term of the Notes to October 15, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to October 15, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unoccupied Facility” means any prison facility owned by the Company or a Restricted Subsidiary which for the fifty-two week period ending on the date of measurement has had an average occupancy level of less than 15%.

“Unrestricted Subsidiary” means (a) CSC of Tacoma, LLC, GEO International Holdings, Inc., WCC Financial, Inc., WCC Development, Inc., WCC/FL/01, Inc., WCC/FL/02, Inc., GEO Design Services, Inc., FF&E, Inc., The GEO Group UK Ltd., The GEO Group Ltd., Premier Custodial Development Ltd., South African Custodial Holdings Pty. Ltd., The GEO Group Australasia Pty, Ltd., GEO Australasia Pty, Ltd., The GEO Group Australia Pty, Ltd., Premier Employment Services Pty, Ltd., Australasian Correctional Investment Pty, Ltd., Pacific Rim Employment Pty, Ltd., Strategic Healthcare Solutions Pty, Ltd., Wackenhut Corrections Corporation N.V., Canadian Correctional Management, Inc., Miramichi Youth Center Management, Inc., Wackenhut Corrections Puerto Rico, Inc., GEO NZ Limited; and (b) any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt or Non-Recourse Project Financing Indebtedness;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(c) any direct or indirect Subsidiary of any Subsidiary described in clauses (a) or (b).

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the subheading “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the subheading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the subheading “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, or liquidation preference, as the case may be, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relevant to a holder with respect to the purchase, ownership and disposition of the notes. This summary is generally limited to holders who will hold the notes as “capital assets” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) and does not deal with the U.S. federal income tax considerations relevant to investors subject to special treatment under the U.S. federal income tax laws, such as financial institutions, regulated investment companies, partnerships or other pass-through entities (or investors in such entities), U.S. expatriates or former long-term U.S. residents, persons subject to alternative minimum tax, dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the notes as part of a “straddle,” a “hedge” against currency risk, a “conversion transaction” or other integrated transaction, and persons that have a “functional currency” other than the U.S. dollar, all within the meaning of the Code. In addition, this discussion does not describe any tax considerations arising out of the tax laws of any state, local or foreign jurisdiction.

The federal income tax considerations set forth below are based upon the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax considerations different from those discussed below.

Based on currently applicable authorities, we will treat the notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes that the notes will constitute indebtedness for U.S. tax purposes. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

TO COMPLY WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY INVESTORS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE CODE; (B) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE MATTERS DESCRIBED HEREIN; AND (C) INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Federal Income Taxation of U.S. Holders

The following discussion is limited to the U.S. federal income tax considerations relevant to U.S. Holders. As used herein, “U.S. Holders” are beneficial owners of the securities, that are, for U.S. federal income tax purposes:

•	individuals who are citizens or residents of the United States;

•	corporations or other entities taxable as corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	estates, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	trusts if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) a valid election to be treated as a U.S. person, as defined in the Code, is in effect with respect to such trust.

A “non-U.S. Holder” is a holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Certain U.S. federal income tax considerations relevant to a non-U.S. Holder are discussed separately below.

Payment of Interest

U.S. Holders generally will be required to recognize as ordinary income any stated interest paid or accrued on the notes in accordance with their regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

The notes will be treated as being issued with de minimus original issue discount (“OID”) for U.S. federal income tax purposes because the difference between the note’s issue price and its stated redemption price at maturity was less than a statutory de minimis amount, as defined below. Generally, the “issue price” of a note is the first price at which a substantial amount of the issue is sold to purchasers other than bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate). It is expected that the stated interest on the notes will qualify as qualified stated interest and the stated redemption price at maturity will equal the principal amount of the notes.

The amount of OID on the notes is de minimis because it is less than 0.0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity. Because the amount of OID on the notes is de minimis, a holder must include such discount in income as gain, on a pro rata basis, as principal payments are made on the note.

A U.S. Holder may elect to include in gross income all interest that accrues on a note using the constant-yield method. For purposes of this election, interest will include stated interest and acquisition discount, de minimis OID, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium.. Generally, this election will apply only to the note for which a holder makes it. Once made, such an election is irrevocable without the consent of the IRS.

Disposition of Notes

Upon the disposition of a note by sale, exchange (other than an exchange for registered notes as described below) or redemption, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (1) the sum of cash plus the fair market value of other property received on such disposition, except to the extent such cash or property is attributable to accrued but unpaid interest on the note, which is treated as ordinary interest income, and (2) such holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such U.S. Holder, less any payments on the note other than a payment of qualified stated interest received by such holder.

Gain or loss from the taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note was held by the U.S. Holder for more than one year at the time of the disposition. For non-corporate holders, certain preferential tax rates may apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to significant limitations.

Market Discount and Amortizable Bond Premium

An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a note at a market discount. Subject to a statutory de minimis exception, market discount is the excess of the adjusted issue price of such note over the U.S. Holder’s tax basis in such note immediately after its acquisition by such U.S. Holder. The adjusted issue price of a note as of a particular date is the issue price of the note and decreased by the amount of any payments previously made on the note other than payments of qualified stated interest. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of a note having market discount in excess of the specified de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) while such note was held by the U.S. Holder. A U.S. holder who purchases a note at a premium may elect to amortize and deduct this premium over the remaining term of the note in accordance with rules relating to amortizable bond premium. If applicable, a U.S. Holder’s tax basis in a note also will be increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and reduced by any amortizable bond premium which the U.S. Holder has previously deducted.

Exchange of Notes

The exchange of notes for registered notes in the exchange offer will not constitute a taxable event for U.S. Holders. Consequently, U.S. Holders will not recognize gain or loss upon receipt of a registered note in exchange for notes in the exchange offer, each U.S. Holder’s basis in the registered note received in the exchange offer will be the same as such holder’s basis in the corresponding note immediately before the exchange and each U.S. Holder’s holding period in the registered note will include such holder’s holding period in the original note.

Backup Withholding and Information Reporting

Where required, information will be reported to both U.S. Holders of notes and the IRS regarding the amount of interest and principal paid on the notes in each calendar year as well as the corresponding amount of tax withheld, if any. A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that all required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Holders

The following discussion is limited to the U.S. federal income and estate tax considerations relevant to the acquisition, ownership and disposition of the notes by an initial purchaser of the notes that is not a U.S. Holder, as defined above. The rules governing the U.S. federal income taxation of a non-U.S. Holder of notes are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies,” certain U.S. expatriates and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties with regard to an investment in the notes, including any reporting requirements.

Payment of Interest

Generally, interest income of a non-U.S. Holder that is not effectively connected with a U.S. trade or business is subject to U.S. federal withholding tax at a rate of 30% (or, a lower tax rate specified in an applicable income tax treaty). However, interest income earned on a note by a non-U.S. Holder will qualify for the “portfolio interest exemption”, and therefore will not be subject to U.S. federal income tax or withholding tax, if:

•	the non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote;

•	the non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to the Company through stock ownership;

•	the non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the non-U.S. Holder certifies, under penalties of perjury, on a properly executed Form W-8BEN that it is not a U.S. person, as defined in the Code.

If a non-U.S. Holder of a note is engaged in a U.S. trade or business, and if interest on the note is effectively connected with the conduct of this trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a U.S. Holder (see “U.S. Federal Income Taxation of U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. In order to claim an exemption from withholding because the income is U.S. trade or business income, a non-U.S. Holder must provide a properly executed Form W-8 ECI.

Disposition of Notes

Generally, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of a note unless:

•	the gain is effectively connected with a U.S. trade or business; or

•	the non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year in which the disposition of the note is made and certain other requirements are met, or is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain former citizens and residents of the United States.

The exchange of notes for registered notes in the exchange offer will not constitute a taxable event for non-U.S. Holders.

Information Reporting and Backup Withholding

Where required, information will be reported to each non-U.S. Holder as well as the IRS regarding any interest that is either subject to U.S. federal withholding tax or exempt from withholding pursuant to an applicable income tax treaty or to the portfolio interest exemption. Copies of these information returns may also be made available to the tax authorities of the country in which the non-U.S. Holder is treated as a resident under the provisions of a specific treaty or agreement.

Unless the non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such holders’ U.S. federal income tax liability and may entitle such holder to a refund, provided that all required information is timely furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the filing of a U.S. tax return and the claiming of a credit or refund of such backup withholding.

U.S. Federal Estate Tax

The U.S. federal estate tax will not apply to notes owned by an individual who is not a U.S. citizen or resident (as determined for estate tax purposes) at the time of his or her death provided that (1) such individual does not actually or constructively own 10% or more of the total combined voting power of the Company’s stock entitled to vote and (2) interest on the note would not have been, if received at the time of death, effectively connected with the conduct of a U.S. trade or business of such holder.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor as to the particular tax consequences of purchasing, holding and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the Commission in no action letters issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business; and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes.

You may not participate in the exchange offer if you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act of 1933; or

•	a broker-dealer that acquired old notes directly from us.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in this registration statement. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the effective date of this registration statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in new notes may be required to deliver a prospectus.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering — Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market:

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale; and

•	at prices related to such prevailing market prices or negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 180 days after the effective date of this registration statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for us by Akerman Senterfitt, Miami, Florida.

EXPERTS

The consolidated financial statements and schedule incorporated by reference in this registration statement from our Current Report on Form 8-K filed with the SEC on December 22, 2009, have been incorporated by reference herein, in reliance upon the report (which report expressed an unqualified opinion and includes explanatory paragraphs referring to the Company’s adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R),” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109”) of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol “GEO.” You also may inspect and copy our reports, proxy statements and other information filed with the Commission at the New York Stock Exchange, 20 Broad Street, New York, New York.

We have elected to incorporate by reference information into this prospectus. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as described in the following sentence. Any statement in this prospectus or in any document that is incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus or any document that we subsequently file or have filed with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus, except as so modified or superseded.

We are incorporating by reference the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	our annual report on Form 10-K for the fiscal year ended December 28, 2008 filed with the SEC on February 18, 2009;

•	our quarterly reports on Form 10-Q for the fiscal quarter ended March 29, 2009 filed with the SEC on April 30, 2009, the fiscal quarter ended June 28, 2009, filed with the SEC on August 3, 2009 and the fiscal quarter ended September 27, 2009 filed with the SEC on November 3, 2009;

•	our current reports on Form 8-K, filed with the SEC on January 7, 2009, February 13, 2009, May 5, 2009, August 7, 2009, September 3, 2009, October 5, 2009 (excluding Film No. 091106403), October 9, 2009, October 20, 2009, November 6, 2009, November 12, 2009 and December 10, 2009, December 22, 2009; and

•	all subsequent documents filed by us after the date of this prospectus and prior to the termination of this offering under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, or as otherwise permitted by the SEC’s rules and regulations.

We will provide without charge to each person to whom this prospectus is delivered a copy of any of the documents that we have incorporated by reference into this prospectus, other than exhibits unless the exhibits are specifically incorporated by reference in those documents. To receive a copy of any of the documents incorporated by reference in this prospectus, other than exhibits unless they are specifically incorporated by reference in those documents, call or write to The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 893-0101. The information relating to us contained in this prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in this prospectus.

$250,000,000

THE GEO GROUP, INC.

7 3/4% Senior Notes Due 2017

PROSPECTUS

[•], 2009

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Registrants incorporated in Florida

Florida Business Corporation Act.  Section 607.0850(1) of the Florida Business Corporation Act, referred to as the FBCA, provides that a Florida corporation, such as GEO, GEO Care, Inc. and GEO Transport, Inc., shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation shall have the power to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 607.0850.

Notwithstanding the foregoing, Section 607.0850(7) of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his or her duties as a director; and (ii) the director’s breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Bylaws.  GEO’s bylaws provide that GEO shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact he is or was a director, officer, employee, or agent, or is or was serving at the request of GEO as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding (except in such cases involving gross negligence or willful misconduct), in the performance of their duties to the full extent permitted by applicable law. Such indemnification may, in the discretion of GEO’s board of directors, include advances of his expenses in advance of final disposition subject to the provisions of applicable law. GEO’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any director, officer, employee, agent or controlling shareholder of GEO may be entitled as a matter of law.

GEO Care, Inc.’s bylaws provide that GEO Care, Inc. shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact he is or was a director, officer, employee, or agent, or is or was serving at the request of GEO Care, Inc. as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceedings, (except in such cases involving gross negligence or willful misconduct) in the performance of their duties to the full extent permitted by applicable law. Such indemnification may, in the discretion of GEO Care, Inc.’s board of directors, include advances of his expenses in advance of final disposition subject to the provisions of applicable law. GEO Care, Inc.’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any director, officer, employee, agent or controlling stockholder of GEO Care, Inc. may be entitled as a matter of law.

GEO Transport, Inc.’s bylaws provide that any person made, or threatened to be made, a party to any threatened, pending, or contemplated action or proceeding, whether civil, criminal, administrative, or investigative, arising out of or related to such person’s service as a director, officer, employee, or agent of GEO Transport, Inc. (or arising out of or related to such person’s service with respect to any other corporation or other enterprise in any such capacity at the request of GEO Transport, Inc.), shall be indemnified by GEO Transport, Inc., and GEO Transport, Inc. may advance to such person related expenses incurred in defense of such action, to the fullest extent permitted by applicable law. For purposes of this paragraph, “person” shall include such person’s heirs and personal representatives.

Registrants incorporated as corporations in Delaware

Delaware General Corporation Law.  Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation, such as Correctional Services Corporation, GEO Acquisition II, Inc., GEO Holdings I, Inc. and Just Care, Inc., may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•	to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•	the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•	the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 20, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each of the registrants incorporated in Delaware under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). Each of the registrants incorporated in Delaware may, in their discretion, similarly indemnify their employees and agents. The Bylaws of each of the registrants incorporated in Delaware provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, each of the registrants incorporated in Delaware will indemnify any and all of its officers, directors, employees and agents. In addition, the Certificate of Incorporation of each of the registrants incorporated in Delaware relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Bylaws.  Correctional Services Corporation’s bylaws provide that Correctional Services Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of Correctional Services Corporation or, while a director or officer of Correctional Services Corporation, is or was serving at the written request of Correctional Services Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Correctional Services Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determine that such person is not entitled to be indemnified. Correctional Services Corporation’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any such person may be entitled as a matter of law.

GEO Acquisition II, Inc.’s bylaws provide that GEO Acquisition II, Inc. shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of GEO Acquisition II, Inc. or, while a director or officer of GEO Acquisition II, Inc., is or was serving at the written request of GEO Acquisition II, Inc. as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. GEO Acquisition II, Inc. shall pay the expenses (including attorneys’ fees) incurred by such person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determine that such person is not entitled to be indemnified. GEO Acquisition II, Inc.’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any such person may be entitled as a matter of law.

GEO Holdings I, Inc.’s bylaws provide that it shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, id or was a director or officer of GEO Holdings I, Inc. or, while a director or officer of GEO Holdings I, Inc., is or was serving at the request of GEO Holdings I, Inc. as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. GEO Holdings I, Inc. shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by such person in defending any proceeding in advance of its final disposition, provided however, that, to the extent required by law, such payment of expenses in advance of the final disposition on the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified. GEO Holding I, Inc.’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any such person may be entitled as a matter of law.

Just Care, Inc.’s bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of Just Care, Inc. or is or was serving at the request of Just Care, Inc. as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including services with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or (if serving for another corporation at the request of Just Care, Inc.) agent or in any other capacity while serving as a director, officer, employee or (if serving for another corporation at the request of Just Care, Inc.) agent shall be indemnified and held harmless by Just Care, Inc. to the fullest extent authorized by the DGCL against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or (if serving for another corporation at the request of Just Care, Inc.) agent and shall inure to the benefit of his or her heirs, executors and administrators. Such right to indemnification shall be a contract right and shall include the right to be paid by Just Care, Inc. the expenses incurred in defending any such proceeding in advance of its final disposition, provided however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding shall be made only upon delivery to Just Care, inc. of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified. Just Care, Inc.’s bylaws further provide that such right of indemnification shall not be exclusive of any right to which any such person may be entitled as a matter of law.

Registrants formed as limited liability companies in Delaware

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company, such as Correctional Properties Prison Finance LLC, CPT Limited Partner, LLC, Public Properties Development & Leasing LLC and GEO RE Holdings LLC, may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Correctional Properties Prison Finance LLC’s operating agreement provides that, to the fullest extent provided by applicable law, a member, special member, officer, director, employee or agent of Correctional Properties Prison Finance LLC and any employee, representative, agent or affiliate of the member or special member shall be entitled to indemnification for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of Correctional Properties Prison Finance LLC and in a manner reasonably believed to be within the scope of the authority conferred on such person, except for any loss, damage or claim incurred by such person by reason of such person’s gross negligence or willful misconduct with respect to such acts or omissions. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by such person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Correctional Properties Prison Finance LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Correctional Properties Prison Finance of an undertaking by or on behalf of such person to repay such amount if it shall be determined that such person is not entitled to be indemnified.

CPT Limited Partner, LLC’s operating agreement provides that CPT Limited Partner, LLC shall indemnify and hold harmless its member, officers and employees, an the affiliates of each of the foregoing, to the fullest extent permitted by law against losses, judgments, liabilities, expenses and amounts incurred or paid, including attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities, by such person in connection with any claim, action suit or proceeding in which such person becomes involved as a party or otherwise, or with which such person shall be threatened, in connection with the conduct of CPT Limited Partner, LLC’s affairs. Expenses incurred by any such person in connection with the preparation and presentation of a defense or response to any claims covered hereby shall be paid by CPT Limited Partner, LLC. Such right of indemnity shall apply with respect to all actions taken by such person which they believe to be in the best interest of CPT Limited Partner, LLC in accordance with the business judgment rule, other than actions which constitute willful misconduct or gross negligence.

Public Properties Development & Leasing LLC’s operating agreement provides that Public Properties Development & Leasing LLC shall indemnify and hold harmless its member, officers and employees, an the affiliates of each of the foregoing, to the fullest extent permitted by law against losses, judgments, liabilities, expenses and amounts incurred or paid, including attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities, by such person in connection with any claim, action suit or proceeding in which such person becomes involved as a party or otherwise, or with which such person shall be threatened, in connection with the conduct of Public Properties Development & Leasing LLC ’s affairs. Expenses incurred by any such person in connection with the preparation and presentation of a defense or response to any claims covered hereby shall be paid by Public Properties Development & Leasing LLC. Such right of indemnity shall apply with respect to all actions taken by such person which they believe to be in the best interest of CPT Limited Partner, LLC in accordance with the business judgment rule, other than actions which constitute willful misconduct or gross negligence.

GEO RE Holdings LLC’s operating agreement is silent with respect to indemnification. However, see the discussion regarding indemnification provisions in the Delaware Limited Liability Company Act.

Registrant organized as a limited partnership in Delaware

Section 17-107 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its partnership agreement, a limited partnership, such as CPT Operating Partnership LP, may, and has the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

CPT Operating Partnership LP’s limited partnership agreement provides that, to the fullest extent permitted by Delaware law, CPT Operating Partnership LP shall indemnify the general partner and its affiliates and any person acting on their behalf from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorneys’ fees and other legal fees and expenses), judgments, fines settlements and other amounts arising from any and all claims, demands, actions, suite or proceedings, civil, criminal, administrative or investigative, that relate to the operations of CPT Operating Partnership LP in which such person may be involved, or is threatened to be involved, as a party or otherwise, except to the extent it is finally determined by a court of competent jurisdiction, from which no further appeal may be taken, that such person’s action constituted intentional acts or omissions constituting willful misconduct or fraud. Reasonable expenses incurred by such person who is a party to a proceeding shall be paid or reimbursed by CPT Operating Partnership LP in advance of the final disposition of the proceeding. Such right of indemnification shall not be exclusive of any right to which any such person may be entitled as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits Required by Item 601 of Regulation S-K.

Exhibit Number		Description

2.1	—	Agreement and Plan of Merger, dated as of September 19, 2006, among the Company, GEO Acquisition II, Inc. and CentraCore Properties Trust (incorporated herein by reference to Exhibit 2.1 of the Company’s report on Form 8-K, filed on September 21, 2006)
2.2	—	Agreement and Plan of Merger, dated August 28, 2009, by and among GEO Care, Merger Sub and Just Care (incorporated herein by reference to Exhibit 2.1 of the Company’s report on Form 8-K, filed on September 3, 2009)
3.1	—	Amended and Restated Articles of Incorporation of the Company, dated May 16, 1994 (incorporated herein by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1, filed on May 24, 1994)
3.2	—	Articles of Amendment to the Amended and Restated Articles of Incorporation, dated October 30, 2003 (incorporated herein by reference to Exhibit 3.2 to the Company’s report on Form 10-K, filed on February 15, 2008)
3.3	—	Articles of Amendment to the Amended and Restated Articles of Incorporation, dated November 25, 2003 (incorporated herein by reference to Exhibit 3.3 to the Company’s report on Form 10-K, filed on February 15, 2008)
3.4	—	Articles of Amendment to the Amended and Restated Articles of Incorporation, dated September 29, 2006 (incorporated herein by reference to Exhibit 3.4 to the Company’s report on Form 10-K, filed on February 15, 2008)
3.5	—	Articles of Amendment to the Amended and Restated Articles of Incorporation, dated May 30, 2007 (incorporated herein by reference to Exhibit 3.5 to the Company’s report on Form 10-K, filed on February 15, 2008)
3.6	—	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s report on Form 8-K, filed on April 2, 2008)

Exhibit Number		Description

4.1	—	Indenture, dated October 20, 2009, among GEO, the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s report on Form 8-K, filed on October 20, 2009)
4.2	—	Registration Rights Agreement dated as of October 20, 2009 among GEO, the Guarantors party thereto and Banc of America Securities LLC, on behalf of itself and the other Initial Purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Company’s report on Form 8-K, filed on October 20, 2009)
5.1	—	Opinion of Akerman Senterfitt*
10.1	—	Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s registration statement on Form S-1, filed on May 24, 1994)†
10.2	—	1994 Stock Option Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s registration statement on Form S-1, filed on May 24, 1994)†
10.3	—	Form of Indemnification Agreement between the Company and its Officers and Directors (incorporated herein by reference to Exhibit 10.3 to the Company’s registration statement on Form S-1, filed on May 24, 1994)†
10.4	—	Senior Officer Retirement Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s registration statement on Form S-1/A, filed on December 22, 1995)†
10.5	—	Amendment to the Company’s Senior Officer Retirement Plan (incorporated herein by reference to Exhibit 10.5 to the Company’s report on Form 10-K, filed on March 23, 2005)†
10.6	—	1999 Stock Option Plan (incorporated herein by reference to Exhibit 10.12 to the Company’s report on Form 10-K, filed on March 30, 2000)†
10.7	—	Amended and Restated Employment Agreement, dated November 4, 2004, between the Company and Dr. George C. Zoley (incorporated herein by reference to Exhibit 10.1 to the Company’s report on Form 10-Q, filed on November 4, 2004)†
10.8	—	Amended and Restated Employment Agreement, dated November 4, 2004, between the Company and Wayne H. Calabrese (incorporated herein by reference to Exhibit 10.2 to the Company’s report on Form 10-Q, filed on November 5, 2004)†
10.9	—	Executive Employment Agreement, dated March 7, 2002, between the Company and John G. O’Rourke (incorporated herein by reference to Exhibit 10.17 to the Company’s report on Form 10-Q, filed on May 15, 2002)†
10.10	—	Executive Retirement Agreement, dated March 7, 2002, between the Company and Dr. George C. Zoley (incorporated herein by reference to Exhibit 10.18 to the Company’s report on Form 10-Q, filed on May 15, 2002)†
10.11	—	Executive Retirement Agreement, dated March 7, 2002, between the Company and Wayne H. Calabrese (incorporated herein by reference to Exhibit 10.19 to the Company’s report on Form 10-Q, filed on May 15, 2002)†
10.12	—	Executive Retirement Agreement, dated March 7, 2002, between the Company and John G. O’Rourke (incorporated herein by reference to Exhibit 10.20 to the Company’s report on Form 10-Q, filed on May 15, 2002)†
10.13	—	Amended Executive Retirement Agreement, dated January 17, 2003, by and between the Company and George C. Zoley (incorporated herein by reference to Exhibit 10.18 to the Company’s report on Form 10-K, filed on March 20, 2003)†
10.14	—	Amended Executive Retirement Agreement, dated January 17, 2003, by and between the Company and Wayne H. Calabrese (incorporated herein by reference to Exhibit 10.19 to the Company’s report on Form 10-K, filed on March 20, 2003)†
10.15	—	Amended Executive Retirement Agreement, dated January 17, 2003, by and between the Company and John G. O’Rourke (incorporated herein by reference to Exhibit 10.20 to the Company’s report on Form 10-K, filed on March 20, 2003)†
10.16	—	Senior Officer Employment Agreement, dated March 23, 2005, by and between the Company and John J. Bulfin (incorporated herein by reference to Exhibit 10.22 to the Company’s report on Form 10-K, filed on March 23, 2005)†

Exhibit Number		Description

10.17	—	Senior Officer Employment Agreement, dated March 23, 2005, by and between the Company and Jorge A. Dominicis (incorporated herein by reference to Exhibit 10.23 to the Company’s report on Form 10-K, filed on March 23, 2005)†
10.18	—	Senior Officer Employment Agreement, dated March 23, 2005, by and between the Company and John M. Hurley (incorporated herein by reference to Exhibit 10.24 to the Company’s report on Form 10-K, filed on March 23, 2005)†
10.19	—	Senior Officer Employment Agreement, effective August 3, 2009, by and between the Company and Brian R. Evans (incorporated by reference to Exhibit 10.1 to the Company’s report on Form 10-Q, filed August 3, 2009)†
10.20	—	Office Lease, dated September 12, 2002, by and between the Company and Canpro Investments Ltd. (incorporated herein by reference to Exhibit 10.22 to the Company’s report on Form 10-K, filed on March 20, 2003)
10.21	—	The Geo Group, Inc. Senior Management Performance Award Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s report on Form 10-Q, filed on May 13, 2005)
10.22	—	Amended and Restated The GEO Group, Inc. 2006 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s report on Form 8-K, filed on May 5, 2009)†
10.23	—	Amendment to The Geo Group, Inc. 2006 Stock Incentive Plan (incorporated herein by reference to the Company’s report on Form 10-Q, filed on August 9, 2007)
10.24	—	Third Amended and Restated Credit Agreement, dated as of January 24, 2007, by and among The GEO Group, Inc., as Borrower, BNP Paribas, as Administrative Agent, BNP Paribas Securities Corp. as Lead Arranger and Syndication Agent, and the lenders who are, or may from time to time become, a party thereto (incorporated herein by reference to Exhibit 10.1 to the Company’s report on Form 8-K, filed on January 30, 2007)
10.25	—	Amendment No. 1 to the Third Amended and Restated Credit Agreement, dated as of January 31, 2007, between The GEO Group, Inc., as Borrower, and BNP Paribas, as Lender and as Administrative Agent (incorporated herein by reference to Exhibit 10.1 to the Company’s report on Form 8-K, filed on February 6, 2007)
10.26	—	Amendment No. 2 to the Third Amended and Restated Credit Agreement, dated as of January 31, 2007, between The GEO Group, Inc., as Borrower, and BNP Paribas, as Lender and as Administrative Agent (incorporated herein by reference to Exhibit 10.1 to the Company’s report on Form 8-K, filed on February 20, 2007)
10.27	—	Amendment No. 3 to the Third Amended and Restated Credit Agreement dated as of May 2, 2007, between The Geo Group, Inc., as Borrower, and BNP Paribas, as Lender and as Administrative Agent (incorporated herein by reference to Exhibit 10.1 to the Company’s report on Form 8-K, dated May 8, 2007)
10.28	—	Amendment No. 4 to the Third Amended and Restated Credit Agreement, dated effective as of August 26, 2008, between The GEO Group Inc., as Borrower, certain of GEO’s subsidiaries, as Grantors, and BNP Paribas, as Lender and as Administrative Agent (incorporated by reference to Exhibit 10.1 of the Company’s report on Form 8-K, filed on September 2, 2008)
10.29	—	Amendment No. 5 to the Third Amended and Restated Credit Agreement dated as of October 5, 2009 between GEO, as Borrower, and BNP Paribas, as Lender and as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s report on Form 8-K, filed on October 20, 2009)
10.30	—	Amendment No. 6 to the Third Amended and Restated Credit Agreement dated as of October 14, 2009 between GEO, as Borrower, and BNP Paribas, as Lender and as Administrative Agent (incorporated by reference to Exhibit 10.3 to the Company’s report on Form 8-K, filed on October 20, 2009)
10.31	—	Amendment No. 7 to the Third Amended and Restated Credit Agreement dated as of December 4, 2009, between GEO, as Borrower, and BNP Paribas, as Lender and as Administrative Agent (incorporated by reference to Exhibit 10.1 to the Company’s report on Form 8-K, filed on December 10, 2009)
10.32	—	Form of Lender Addendum, dated as of October 29, 2008, by and among The GEO Group, Inc. as Borrower, BNP Paribas as Administrative Agent and the Lender parties thereto (incorporated by reference to Exhibit 10.2 to the Company’s report on Form 10-Q, filed November 5, 2008)

Exhibit Number		Description

10.33	—	Second Amended and Restated Executive Employment Agreement, effective December 31, 2008, by and between The GEO Group, Inc. and George C. Zoley (incorporated by reference to Exhibit 10.1 to the Company’s report on Form 8-K January 7, 2009)†
10.34	—	Second Amended and Restated Executive Employment Agreement, effective December 31, 2008, by and between The GEO Group, Inc. and Wayne H. Calabrese (incorporated by reference to Exhibit 10.2 to the Company’s report on Form 8-K filed on January 7, 2009)†
10.35	—	Amended and Restated Executive Employment Agreement, effective December 31, 2008, by and between The GEO Group, Inc. and John G. O’Rourke (incorporated by reference to Exhibit 10.3 to the Company’s report on Form 8-K filed on January 7, 2009)†
10.36	—	Amended and Restated Senior Officer Employment Agreement, effective December 31, 2008, by and between The GEO Group, Inc. and John J. Bulfin (incorporated by reference to Exhibit 10.4 to the Company’s report on Form 8-K filed on January 7, 2009)†
10.37	—	Amended and Restated Senior Officer Employment Agreement, effective December 31, 2008, by and between The GEO Group, Inc. and Jorge A. Dominicis (incorporated by reference to Exhibit 10.5 to the Company’s report on Form 8-K filed on January 7, 2009)†
10.38	—	Amended and Restated Senior Officer Employment Agreement, effective December 31, 2008, by and between The GEO Group, Inc. and Thomas M. Wierdsma (incorporated by reference to Exhibit 10.6 to the Company’s report on Form 8-K filed on January 7, 2009)†
10.39	—	Senior Officer Employment Agreement, effective August 3, 2009, by and between The GEO Group, Inc. and Brian R. Evans (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 10-Q filed on August 3, 2009)
10.40	—	Amended and Restated The GEO Group, Inc. Senior Management Performance Award Plan, effective December 31, 2008 (incorporated by reference to Exhibit 10.7 to the Company’s report on Form 8-K filed on January 7, 2009)†
10.41	—	Amended and Restated The GEO Group, Inc. Senior Officer Retirement Plan, effective December 31, 2008 (incorporated by reference to Exhibit 10.8 to the Company’s report on Form 8-K January 7, 2009)†
12.1	—	Statement re Computation of Ratios*
21.1	—	Subsidiaries of the Company*
23.1	—	Consent of Grant Thornton LLP*
23.2	—	Consent of Akerman Senterfitt (included in Exhibit 5.1)*
24.1	—	Powers of Attorney (included on signature pages)*
25.1	—	Statement of Eligibility of Trustee*
99.1	—	Form of Letter of Transmittal*
99.2	—	Form of Notice of Guaranteed Delivery for Notes*
99.3	—	Form of Letter to Broker*
99.4	—	Form of Letter to Clients*
99.5	—	Guidelines for Certification of Taxpayer Identification Number of Substitution Form W-9*

*	Filed herewith

†	Management contract or compensatory plan, contract or agreement as defined in Item 402 (a)(3) of Regulation S-K.

(b) Financial Statement Schedules required by Regulation S-X and Item 14(e), Item 17(a) or Item 17(b)(9).

(c) Not applicable.

Item 22.	Undertakings.

Each undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

Each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

THE GEO GROUP, INC.

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Senior Vice President & Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans	Senior Vice President & Chief Financial Officer (Principal Financial Officer)	December 22, 2009

/s/ Ronald A. Brack Ronald A. Brack	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	December 22, 2009

/s/ Wayne H. Calabrese Wayne H. Calabrese	Vice Chairman of the Board, President and Chief Operating Officer	December 22, 2009

/s/ Norman A. Carlson Norman A. Carlson	Director	December 22, 2009

/s/ Anne N. Foreman Anne N. Foreman	Director	December 22, 2009

/s/ Richard H. Glanton Richard H. Glanton	Director	December 22, 2009

/s/ John M. Palms John M. Palms	Director	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

GEO CARE, INC.

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	Chairman of the Board	December 22, 2009

/s/ Brian R. Evans Brian R. Evans	Treasurer (Principal Financial and Accounting Officer)	December 22, 2009

/s/ Jorge A. Dominicis Jorge A. Dominicis	President and Director (Principal Executive Officer)	December 22, 2009

/s/ Wayne H. Calabrese Wayne H. Calabrese	Director	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

GEO RE HOLDINGS LLC

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Senior Vice President & Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	President (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans	Senior Vice President & Treasurer (Principal Financial and Accounting Officer)	December 22, 2009

By: The GEO Group, Inc.
/s/ Brian R. Evans Brian R. Evans	Senior Vice President & Chief Financial Officer of The GEO Group, Inc., the Sole Manager of GEO RE Holdings LLC	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

Correctional Services Corporation

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President & Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	President & Director (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans	Vice President & Treasurer (Principal Financial Officer)	December 22, 2009

/s/ Ronald A. Brack Ronald A. Brack	Vice President Accounting (Principal Accounting Officer)	December 22, 2009

/s/ John J. Bulfin John J. Bulfin	Vice President, Secretary and Director	December 22, 2009

/s/ Wayne H. Calabrese Wayne H. Calabrese	Vice President and Director	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

GEO Transport, Inc.

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President & Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	President & Director (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans	Vice President & Treasurer (Principal Financial Officer)	December 22, 2009

/s/ Ronald A. Brack Ronald A. Brack	Vice President and Controller (Principal Accounting Officer)	December 22, 2009

/s/ John J. Bulfin John J. Bulfin	Vice President, Secretary and Director	December 22, 2009

/s/ Wayne H. Calabrese Wayne H. Calabrese	Vice President and Director	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

Public Properties Development & Leasing LLC

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President — Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

/s/ George C. Zoley George C. Zoley		President & Director (Principal Executive Officer)	December 22, 2009
/s/ Brian R. Evans Brian R. Evans		Vice President — Finance (Principal Financial and Accounting Officer)	December 22, 2009
/s/ John J. Bulfin John J. Bulfin		Vice President, Secretary and Director	December 22, 2009
/s/ Wayne H. Calabrese Wayne H. Calabrese		Vice President and Director	December 22, 2009
By:	CPT Operating Partnership L.P.	Vice President — Finance of GEO Acquisition II, Inc.,	December 22, 2009
By:	GEO Acquisition II, Inc., its General Partner	the General Partner of CPT Operating Partnership L.P., the Sole Member of Public Properties Development & Leasing LLC

/s/ Brian R. Evans Brian R. Evans

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

Correctional Properties Prison Finance LLC

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President — Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	President & Director (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans	Vice President — Finance (Principal Financial and Accounting Officer)	December 22, 2009

/s/ John J. Bulfin John J. Bulfin	Vice President, Secretary and Director	December 22, 2009

/s/ Wayne H. Calabrese Wayne H. Calabrese	Vice President and Director	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

CPT Operating Partnership L.P.

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President — Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

/s/ George C. Zoley George C. Zoley		President (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans		Vice President — Finance (Principal Financial and Accounting Officer)	December 22, 2009

By:	GEO Acquisition II, Inc.

/s/ Brian R. Evans Brian R. Evans		Vice President — Finance of GEO Acquisition II, Inc., the sole General Partner of CPT Operating Partnership L.P.	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

CPT Limited Partner, LLC

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President — Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

/s/ George C. Zoley George C. Zoley		President (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans		Vice President — Finance (Principal Financial and Accounting Officer)	December 22, 2009

By:	GEO Acquisition II, Inc.

/s/ Brian R. Evans Brian R. Evans		Vice President — Finance of GEO Acquisition II, Inc., the sole Member of CPT Limited Partner, LLC	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

GEO Holdings I, Inc.

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President — Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	President & Director (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans	Vice President — Finance (Principal Financial and Accounting Officer)	December 22, 2009

/s/ John J. Bulfin John J. Bulfin	Vice President, Secretary & Director	December 22, 2009

/s/ Wayne H. Calabrese Wayne H. Calabrese	Vice President & Director	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 22, 2009.

GEO Acquisition II, Inc.

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President — Finance

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	President & Director (Principal Executive Officer)	December 22, 2009

/s/ Brian R. Evans Brian R. Evans	Vice President — Finance (Principal Financial and Accounting Officer)	December 22, 2009

/s/ John J. Bulfin John J. Bulfin	Vice President, Secretary & Director	December 22, 2009

/s/ Wayne H. Calabrese Wayne H. Calabrese	Vice President & Director	December 22, 2009

Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on December 21, 2009.

Just Care, Inc.

By:	/s/ Brian R. Evans
Name:     Brian R. Evans

Title:	Vice President & Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian R. Evans and John J. Bulfin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and any related Rule 462(b) registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George C. Zoley George C. Zoley	CEO, President & Director (Principal Executive Officer)	December 21, 2009

/s/ Brian R. Evans Brian R. Evans	Vice President, Treasurer & Director (Principal Financial and Accounting Officer)	December 21, 2009

/s/ John J. Bulfin John J. Bulfin	Vice President, Secretary & Director	December 21, 2009

/s/ Wayne H. Calabrese Wayne H. Calabrese	Vice President & Director	December 21, 2009